Exhibit 2.1

UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF MISSOURI
EASTERN DIVISION

In re:	Chapter 11

ARCH COAL, INC., et al.,	Case No. 16-40120-705

Debtors.[1]	(Jointly Administered)

DEBTORS’ FOURTH AMENDED JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

DAVIS POLK & WARDWELL LLP	BRYAN CAVE LLP
450 Lexington Avenue	One Metropolitan Square
New York, New York 10017	211 N. Broadway, Suite 3600
Telephone: (212) 450-4000	St. Louis, Missouri 63102
Facsimile: (212) 607-7983	Telephone: (314) 259-2000
Marshall S. Huebner	Facsimile: (314) 259-2020
Brian M. Resnick	Lloyd A. Palans
Michelle M. McGreal	Brian C. Walsh
Kevin J. Coco	Cullen K. Kuhn
Laura Uberti Hughes

Counsel to the Debtors	Local Counsel to the Debtors
and Debtors in Possession	and Debtors in Possession

Dated: September 11, 2016

1  The Debtors and their respective employer tax identification numbers are listed in Schedule A hereto.

Schedules

Schedule A:	Debtor Entities

Schedule 9.2(a):	Executory Contracts and Unexpired Leases To Be Assumed
Schedule 9.2(b):	Executory Contracts and Unexpired Leases To Be Rejected

INTRODUCTION

Pursuant to section 1121(a) of the Bankruptcy Code,2 the Debtors in the above-captioned jointly administered Chapter 11 Cases respectfully propose the Plan.  The Debtors are the proponents of the Plan under section 1129 of the Bankruptcy Code.  A complete list of the Debtors is set forth in Schedule A to the Plan.

The Plan contemplates the reorganization of the Debtors and the resolution of all outstanding Claims against, and Interests in, the Debtors.

Pursuant to section 1125(b) of the Bankruptcy Code, votes to accept or reject a plan of reorganization cannot be solicited from holders of Claims or Interests entitled to vote on a plan until a disclosure statement has been approved by a bankruptcy court and distributed to such holders.  On July 8, 2016, the Bankruptcy Court entered the Approval Order that, among other things, approved the Disclosure Statement, set voting procedures and scheduled the Confirmation Hearing.  The Disclosure Statement that accompanies the Plan contains, among other things, a discussion of the Debtors’ history, businesses, properties and operations, projections for those operations, risk factors associated with the Debtors’ businesses and the Plan, and a summary and analysis of the Plan and certain related matters.

ARTICLE 1
DEFINITIONS AND RULES OF INTERPRETATION

Section 1.1.                                Definitions

Unless the context requires otherwise, the following terms used in the Plan shall have the following meanings:

1.                                      “7.000%/7.250% Senior Notes Indenture” means that certain indenture, dated as of June 14, 2011, by and among Arch Coal, Inc., as issuer, UMB Bank National Association, as trustee, and certain of the Subsidiary Debtors as guarantors, as the same may be amended, supplemented, revised or modified from time to time.

2.                                      “7.000% Senior Notes” means those certain 7.000% senior notes due 2019 issued in the aggregate principal amount of $1,000,000,000 pursuant to the 7.000%/7.250% Senior Notes Indenture.

3.                                      “7.000% Senior Notes Guarantee Claim” means a Claim asserted against a Subsidiary Debtor by a holder of, and on account of, a 7.000% Senior Note Due 2019.

4.                                      “7.000% Senior Notes Parent Claim” means a Claim asserted against Arch Coal by a holder of, and on account of, a 7.000% Senior Note Due 2019.

5.                                      “7.000% Senior Notes Trustee” means UMB Bank National Association, solely in its capacity as indenture trustee under the 7.000%/7.250% Senior Notes Indenture.

2  Capitalized terms shall have the meanings ascribed to them in Section 1.1 of the Plan.

6.                                      “7.250% Senior Notes Due 2020” means those certain 7.250% senior notes due 2020 issued in the aggregate principal amount of $500,000,000 pursuant to the 7.250% Senior Notes Indenture.

7.                                      “7.250% Senior Notes Due 2020 Guarantee Claim” means a Claim asserted against a Subsidiary Debtor by a holder of, and on account of, a 7.250% Senior Note Due 2020.

8.                                      “7.250% Senior Notes Indenture” means that certain indenture, dated as of August 9, 2010, by and among Arch Coal, as issuer, U.S. Bank National Association, as trustee, and certain of the Subsidiary Debtors as guarantors, as the same may be amended, supplemented, revised or modified from time to time.

9.                                      “7.250% Senior Notes Due 2020 Parent Claim” means a Claim asserted against Arch Coal by a holder of, and on account of, a 7.250% Senior Note Due 2020.

10.                               “7.250% Senior Notes Due 2020 Trustee” means U.S. Bank National Association, solely in its capacity as indenture trustee under the 7.250% Senior Notes Indenture.

11.                               “7.250% Senior Notes Due 2021” means those certain 7.250% senior notes due 2021 issued in the aggregate principal amount of $1,000,000,000 pursuant to the 7.000%/7.250% Senior Notes Indenture.

12.                               “7.250% Senior Notes Due 2021 Guarantee Claim” means a Claim asserted against a Subsidiary Debtor by a holder of, and on account of, a 7.250% Senior Note Due 2021.

13.                               “7.250% Senior Notes Due 2021 Parent Claim” means a Claim asserted against Arch Coal by a holder of, and on account of, a 7.250% Senior Note Due 2021.

14.                               “7.250% Senior Notes Due 2021 Trustee” means UMB Bank National Association, solely in its capacity as indenture trustee under the 7.000%/7.250% Senior Notes Indenture.

15.                               “9.875% Senior Notes” means those certain 9.875% senior notes due 2019 issued in the aggregate principal amount of $375,000,000 pursuant to the 9.875% Senior Notes Indenture.

16.                               “9.875% Senior Notes Guarantee Claim” means a Claim asserted against a Subsidiary Debtor by a holder of, and on account of, a 9.875% Senior Note Due 2019.

17.                               “9.875% Senior Notes Indenture” means that certain indenture, dated as of November 21, 2012, by and among Arch Coal, as issuer, UMB Bank National Association, as trustee, and substantially all of the Subsidiary Debtors as guarantors, as the same may be amended, supplemented, revised or modified from time to time.

18.                               “9.875% Senior Notes Parent Claim” means a Claim asserted against Arch Coal by a holder of, and on account of, a 9.875% Senior Note Due 2019.

19.                               “9.875% Senior Notes Trustee” means UMB Bank National Association, solely in its capacity as indenture trustee under the 9.875% Senior Notes Indenture.

20.                               “Adequate Protection Payments” means any and all adequate protection payments that have been made to the First Lien Secured Parties on or prior to the Effective Date pursuant to paragraph 13(c)(iii) of the DIP Order.

21.                               “Adjustment Distribution” has the meaning set forth in Section 8.4(b)(iii) of the Plan.

22.                               “Administrative Expense Claim” means a Claim against any of the Debtors for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(2) of the Bankruptcy Code, including, but not limited to, Professional Fee Claims (but excluding, for the avoidance of doubt, DIP Facility Claims, the Prepetition Lender Adequate Protection Claim and Contingent Securitization Obligations).

23.                               “Administrative Expense Claim Bar Date” means the date that is 30 calendar days after the Effective Date.

24.                               “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

25.                               “Allowed” means, when used in reference to a Claim, all or that portion, as applicable, of any Claim against any Debtor (i) that has been listed by such Debtor in the Schedules (as such Schedules may be amended by the Debtors from time to time) as liquidated in amount and not disputed or contingent, and for which no contrary or superseding Proof of Claim has been timely filed or that the Debtors do not timely object to in accordance with Section 8.1 of the Plan, (ii) that has been expressly allowed by Final Order or under the Plan, (iii) that has been compromised, settled or otherwise resolved pursuant to the Claims Settlement Procedures Order, the Bankruptcy Rules, Local Rules, another Final Order of the Bankruptcy Court or Section 8.2 of the Plan or (iv) that the Debtors do not timely object to in accordance with Section 8.1 of the Plan; provided, however, that Claims allowed solely for the purpose of voting to accept or reject the Plan shall not be considered “Allowed” for any other purpose under the Plan or otherwise, except if and to the extent otherwise determined to be Allowed as provided herein.  Unless otherwise specified under the Plan, under the Bankruptcy Code, by order of the Bankruptcy Court or as otherwise agreed by the Debtors, Allowed Claims shall not, for any purpose under the Plan, include any interest, costs, fees or charges on such Claims from and after the Petition Date.

26.                               “Alternative Restructuring” has the meaning set forth in Section 6.1 of the Plan.

27.                               “Approval Order” means the Order (i) Approving Disclosure Statement; (ii) Approving Solicitation and Notice Materials; (iii) Approving Forms of Ballots; (iv) Establishing Solicitation and Voting Procedures; (v) Establishing Procedures for Allowing and Estimating Certain Claims for Voting Purposes; (vi) Scheduling a Confirmation Hearing and (vii) Establishing Notice and Objection Procedures, entered by the Bankruptcy Court on July 8, 2016, together with any supplemental order(s) that may be entered by the Bankruptcy Court in connection therewith.

28.                               “Arch Coal” means Arch Coal, Inc.

29.                               “Arch Receivable” means Arch Receivable Company, LLC.

30.                               “Arch Sales” means Arch Coal Sales Company, Inc.

31.                               “Assumption Effective Date” means the date upon which the assumption of an executory contract or unexpired lease under the Plan is deemed effective, which in no case shall be later than the Effective Date unless otherwise agreed by the relevant Assumption Party.

32.                               “Assumption Party” means a counterparty to an executory contract or unexpired lease to be assumed and/or assigned by the applicable Debtor under the Plan.

33.                               “Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid a transfer of property or an obligation incurred by any of the Debtors pursuant to any applicable section of the Bankruptcy Code, including sections 502(d), 544, 545, 547, 548, 549, 550, 551, 553(b) and 724(a) of the Bankruptcy Code, or under similar or related state or federal statutes and common law.

34.                               “Ballot” means the voting form distributed to each holder of an Impaired Claim entitled to vote on the Plan, on which the holder is to indicate acceptance or rejection of the Plan in accordance with the Voting Instructions and make any other elections or representations required pursuant to the Plan or the Approval Order.

35.                               “Bankruptcy Code” means title 11 of the United States Code, as now in effect or hereafter amended, to the extent applicable to the Chapter 11 Cases.

36.                               “Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Missouri, Eastern Division, and, with respect to withdrawal of any reference under section 157 of title 28 of the United States Code and/or order of a district court pursuant to section 157(a) of title 28 of the United States Code with respect to the Chapter 11 Cases, the United States District Court for the Eastern District of Missouri.

37.                               “Bankruptcy Court’s Website” means www.moeb.uscourts.gov.

38.                               “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, each as now in effect or as hereafter amended, to the extent applicable to the Chapter 11 Cases.

39.                               “Bar Date Order” means the Order Establishing Deadlines for Filing Proofs of Claim and Approving the Form and Manner of Notice Thereof, entered by the Bankruptcy Court on April 8, 2016 [ECF No. 674], as it has been or is hereafter modified, amended, supplemented or extended from time to time during the pendency of the Chapter 11 Cases.

40.                               “Beneficial Ownership” means, with respect to any security, “beneficial ownership” of such security as determined pursuant to Rule 13d-3 of the Exchange Act.

41.                               “Board” means, as of any date prior to the Effective Date, Arch Coal’s then-existing board of directors, including any duly formed committee thereof.

42.                               “Business Day” means any day other than a Saturday, a Sunday, a “legal holiday” (as defined in Bankruptcy Rule 9006(a)) or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

43.                               “Cash” means legal tender of the United States of America or equivalents thereof, including, without limitation, payment in such tender by check, wire transfer or any other customary payment method.

44.                               “Case Management Order” means the Order Establishing Certain Notice, Case Management and Administrative Procedures, entered by the Bankruptcy Court on January 21, 2016 [ECF No. 155], as it has been or is hereafter modified, amended, supplemented or extended from time to time during the pendency of the Chapter 11 Cases.

45.                               “Cause of Action” means, without limitation, any and all actions, proceedings, causes of action, controversies, liabilities, obligations, rights, rights of setoff, recoupment rights, suits, damages, judgments, accounts, defenses, offsets, powers, privileges, licenses, franchises, Claims, including alter-ego claims and claims under chapter 5 of the Bankruptcy Code as well as any claims or rights created pursuant to sections 301, 510(c) and 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases on the Petition Date, counterclaims, crossclaims, affirmative defenses and demands of any kind or character whatsoever, whether known or unknown, asserted or unasserted, reduced to judgment or otherwise, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereafter arising, in contract or in tort, in law, in equity or otherwise in any court, tribunal, forum or proceeding, under any local, state, federal, foreign, statutory, regulatory or other law or rule.

46.                               “Change-in-Control Agreement” has the meaning set forth in Section 9.3(d) of the Plan.

47.                               “Chapter 11 Cases” means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on or after the Petition Date (and not otherwise dismissed), currently pending in the Bankruptcy Court with the case numbers as set forth in Schedule A to the Plan, that are jointly administered in the case styled In re Arch Coal, Inc., et al., Case No. 16-40120-705.

48.                               “Claim” means a “claim” as defined in section 101(5) of the Bankruptcy Code.

49.                               “Claims Objection Deadline” means 11:59 p.m. (prevailing Central Time) on the 365th calendar day after the Effective Date, subject to further extensions and/or exceptions as may be ordered by the Bankruptcy Court.

50.                               “Claims Objection Procedures Order” means the Order Establishing Procedures for Claims Objections, entered by the Bankruptcy Court on July 5, 2016 [ECF No. 1084], as

it has been or is hereafter modified, amended, supplemented or extended from time to time during the pendency of the Chapter 11 Cases.

51.                               “Claims Oversight Committee” has the meaning given to it in Section 15.5.

52.                               “Claims Settlement Procedures Order” means the Order Authorizing and Approving Procedures for Compromise and Settlement of Certain Claims, Litigations and Causes of Action, entered by the Bankruptcy Court on April 8, 2016 [ECF No. 673], as it has been or is hereafter modified, amended, supplemented or extended from time to time during the pendency of the Chapter 11 Cases.

53.                               “Class” means any group of Claims or Interests classified by the Plan pursuant to section 1122(a) of the Bankruptcy Code.

54.                               “Collateral” means any property or interest in property of any Debtor subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance and is not otherwise invalid under the Bankruptcy Code or other applicable law.

55.                               “Committee Member Parties” has the meaning given to it in the Restructuring Support Agreement.

56.                               “Confirmation” means confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

57.                               “Confirmation Date” means the date on which the Confirmation Order is entered by the Bankruptcy Court on its docket.

58.                               “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

59.                               “Confirmation Order” means the order of the Bankruptcy Court entered pursuant to section 1129 of the Bankruptcy Code confirming the Plan.

60.                               “Consenting Lenders” has the meaning given to it in the Restructuring Support Agreement.

61.                               “Contingent” means, when used in reference to a Claim, any Claim, the liability for which attaches or is dependent upon the occurrence or happening of, or is triggered by, an event that has not yet occurred as of the date on which such Claim is sought to be estimated or on which an objection to such Claim is filed, whether or not such event is within the actual or presumed contemplation of the holder of such Claim and whether or not a relationship between the holder of such Claim and the applicable Debtor now or hereafter exists or previously existed.

62.                               “Contingent DIP Obligations” means all of the Debtors’ obligations under the DIP Documents and the DIP Order that are Contingent and/or Unliquidated (including, without limitation, those set forth in Article 5 and Section 13.03 of the DIP Credit

Agreement), other than DIP Facility Claims that are paid in full in Cash on or prior to the Effective Date and Contingent indemnification obligations as to which a claim has been asserted on or prior to the Effective Date.

63.                               “Contingent Securitization Obligations” means all of the Debtors’ obligations under the Securitization Documents and the Securitization Order that are Contingent and/or Unliquidated as of the Effective Date other than Contingent indemnification obligations as to which a claim has been asserted on or prior to the Effective Date.

64.                               “Creditor” means any holder of a Claim against any of the Debtors.

65.                               “Creditors’ Committee” means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as constituted from time to time.

66.                               “Cure” means a distribution made by the Reorganized Debtors following the Effective Date pursuant to an executory contract or unexpired lease assumed under section 365 or 1123 of the Bankruptcy Code (i) in an amount equal to the Proposed Cure (including if such Proposed Cure is zero dollars) or (ii) if a Treatment Objection is filed with respect to the applicable Proposed Cure, then in an amount equal to the unpaid monetary obligations owing by the applicable Debtor and required to be paid pursuant to section 365(b) of the Bankruptcy Code, as may be (x) determined by Final Order or (y) otherwise agreed upon by such Debtor and the applicable Assumption Party.

67.                               “Customer Programs” means the Debtors’ customer programs and practices, including, without limitation, prepayment, true-up and invoice correction programs, as to which the Debtors were authorized to honor prepetition obligations and to otherwise continue in the ordinary course of business by the Order Authorizing (i) the Debtors to Honor Prepetition Obligations to Customers and to Otherwise Continue Customer Practices and (ii) Financial Institutions to Honor and Process Related Checks and Transfers, entered by the Bankruptcy Court on January 14, 2016 [ECF No. 88], as it has been or is hereafter modified, amended, supplemented or extended from time to time during the pendency of the Chapter 11 Cases.

68.                               “D&O Liability Insurance Policies” means all insurance policies for directors’, managers’ and officers’ liability (including employment practices liability and fiduciary liability) maintained by the Debtors prior to the Effective Date, including as such policies may extend to employees, and any such policies that are “tail” policies.

69.                               “Debtors” means each of the entities listed in Schedule A of the Plan.  To the extent that the context requires any reference to the Debtors after the Effective Date, Debtors shall mean the Reorganized Debtors.

70.                               “Debtors’ Case Information Website” means https://cases.primeclerk.com/archcoal.

71.                               “DIP Agent” means Wilmington Trust, National Association, solely in its capacity as administrative agent and collateral agent under the DIP Facility.

72.                               “DIP Credit Agreement” means that certain Debtor In Possession Credit Agreement, dated as of January 21, 2016, among, inter alia, Arch Coal as Borrower, the guarantors party thereto, the lenders party thereto from time to time and the DIP Agent, as approved by the Bankruptcy Court pursuant to the DIP Order, including any amendments, restatements, modifications or extensions thereof.

73.                               “DIP Facility” means the credit facility under the DIP Credit Agreement.

74.                               “DIP Documents” has the meaning set forth in the DIP Order.

75.                               “DIP Facility Claim” means a Claim of the DIP Agent or any DIP Lender against a Debtor arising out of or related to the DIP Facility, including, without limitation, the Superpriority Claims and Claims secured by the DIP Liens granted pursuant to, and each as defined in, the DIP Order.

76.                               “DIP Lender” means any lender under the DIP Credit Agreement as of the Effective Date.

77.                               “DIP Liens” has the meaning set forth in the DIP Order.

78.                               “DIP Order” means the Final Order (I) Authorizing Debtors (A) to Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b),364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Prepetition Agent and the Prepetition Lenders pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507(b), entered by the Bankruptcy Court on February 25, 2016 [ECF No. 415], as it has been or is hereafter modified, amended, supplemented or extended from time to time during the pendency of the Chapter 11 Cases.

79.                               “Disallowed” means, when used in reference to a Claim, all or that portion, as applicable, of any Claim against any Debtor that (i) has been disallowed by a Final Order of the Bankruptcy Court, (ii) is listed in the Schedules as “$0,” or as contingent, disputed or unliquidated and as to which a deadline by which to file a proof of claim has been established but no Proof of Claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court, (iii) has been agreed to be equal to “$0” or to be disallowed or expunged pursuant to the Claims Settlement Procedures Order, the Bankruptcy Rules, the Local Rules or otherwise or (iv) is not listed on the Schedules and as to which a deadline by which to file a proof of claim has been established but no Proof of Claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court.

80.                               “Disbursing Agent” means Reorganized Arch Coal or any Person or Entity designated or retained by the Reorganized Debtors, in their sole discretion and without the need for any further order of the Bankruptcy Court, to serve as disbursing agent under the Plan.

81.                               “Disclosure Statement” means the disclosure statement relating to the Plan, including all exhibits, appendices and schedules thereto, as amended, supplemented or modified from time to time, in each case as approved by the Approval Order.

82.                               “Disputed” means, when used in reference to a Claim, any Claim against any of the Debtors or any portion thereof that is neither an Allowed Claim nor a Disallowed Claim.

83.                               “Disputed Claims Reserve” has the meaning set forth in Section 8.4(b)(i) of the Plan.

84.                               “Distribution Date” means any of (i) the Initial Distribution Date, (ii) each Interim Distribution Date and (iii) the Final Distribution Date.

85.                               “Distribution Record Date” means the Confirmation Date, provided that such date will not apply to distributions to holders of Allowed Notes Claims made pursuant to Section 6.2(f) of the Plan.

86.                               “DTC” means the Depository Trust Company.

87.                               “Effective Date” means the Business Day selected by the Debtors, in consultation with the Majority Consenting Lenders and the Creditors’ Committee, that is (i) on or after the Confirmation Date and on which date no stay of the Confirmation Order is in effect and (ii) on or after the date on which the conditions to effectiveness of the Plan specified in Section 12.2 of the Plan have been either satisfied or waived as set forth herein.

88.                               “Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.

89.                               “Environmental Law” means all federal, state and local statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders, agreements and determinations and all common law concerning pollution or protection of the environment, or environmental impacts on human health and safety, including, without limitation, Comprehensive Environmental Response, Compensation, and Liability Act; the Clean Water Act; the Clean Air Act; the Emergency Planning and Community Right to Know Act; the Federal Insecticide, Fungicide, and Rodenticide Act; the Resource Conservation and Recovery Act; the Safe Drinking Water Act; the Surface Mining Control and Reclamation Act; the Toxic Substances Control Act; the Clean Air Act and any state or local equivalents.

90.                               “ERISA” means the Employee Retirement Income Security Act of 1974, 29, U.S.C. § 1001, et seq., as amended, and the regulations promulgated thereunder.

91.                               “Estate” means, individually, the estate of each of the Debtors and collectively, the estates of all of the Debtors created under section 541 of the Bankruptcy Code.  These Estates are jointly administered for procedural purposes only pursuant to the Order Directing Joint Administration of Chapter 11 Cases entered on January 13, 2016 [ECF No. 67].

92.                               “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

93.                               “Exchange Offers” means those certain private debt exchange offers launched by Arch Coal and certain of its subsidiaries on July 2, 2015.

94.                               “Final Distribution Date” means a date selected by the Reorganized Debtors in their sole discretion that is no earlier than 20 calendar days after the date on which all Disputed Unsecured Funded Debt Claims and Disputed General Unsecured Claims have become either Allowed Claims or Disallowed Claims.

95.                               “Final Order” means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction that has been entered on the docket in the Chapter 11 Cases (or the docket of such other court) that is not subject to a stay and has not been modified, amended, reversed or vacated and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired.

96.                               “First Lien Agent” means Wilmington Trust, N.A., solely in its capacity as successor term loan administrative agent, successor collateral agent and successor control agent under the First Lien Transaction Documents.

97.                               “First Lien Credit Agreement” means the Credit Agreement dated as of June 14, 2011, as amended, restated, supplemented or otherwise modified from time to time, among Arch Coal, Wilmington Trust, N.A., as successor term loan administrative agent and successor collateral agent, the Lenders, and the other agents and parties thereto.

98.                               “First Lien Credit Facility Claim” means a Claim of the First Lien Agent, any First Lien Lender or any other Secured Party (as such term is defined in the First Lien Credit Agreement) against a Debtor arising out of or related to the First Lien Transaction Documents including, for the avoidance of doubt, any Contingent and/or Unliquidated Claim.

99.                               “First Lien Credit Facility Deficiency Claim” means the First Lien Credit Facility Claim or portion thereof that is not an Allowed First Lien Credit Facility Secured Claim.

100.                        “First Lien Credit Facility Secured Claim” means the portion of the First Lien Credit Facility Claim that is a Secured Claim.

101.                        “First Lien Deficiency Claim Distribution” means the distribution that holders of First Lien Credit Facility Claims would receive pursuant to Section 3.2(d)(i) on account of the First Lien Credit Facility Deficiency Claim but for the waiver of such distribution pursuant to Section 3.2(d)(ii).

102.                      “First Lien Lender” means any lender from time to time party to the First Lien Credit Agreement, solely in its capacity as such.

103.                      “First Lien Secured Parties” means the First Lien Lenders and the First Lien Agent.

104.                      “First Lien Transaction Documents” means the Loan Documents (as defined in the First Lien Credit Agreement) and the Intercreditor Agreement.

105.                      “Foreign Agreements” means all executory contracts or unexpired leases as to which the Debtors were authorized to pay their prepetition debts in the ordinary course of business pursuant to the Order Authorizing (i) the Debtors to Pay Prepetition Obligations Owed to Foreign Creditors and (ii) Financial Institutions to Honor and Process Related Checks and Transfers, entered by the Bankruptcy Court on January 14, 2016 [ECF No. 86], as it has been or is hereafter modified, amended, supplemented or extended from time to time during the pendency of the Chapter 11 Cases.

106.                      “General Unsecured Claim” means any prepetition Claim against any of the Debtors that is not a DIP Facility Claim, Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, First Lien Credit Facility Claim, Other Secured Claim, Notes Claim, Intercompany Claim or Section 510(b) Claim, including, without limitation, any unsecured Claim under section 506(a)(1) of the Bankruptcy Code.

107.                      “Governmental Unit” means a “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

108.                      “GSO Capital” means GSO Capital Partners, LP, its affiliates and its managed accounts and funds that hold Claims against the Debtors.

109.                      “GSO Complaint” means the complaint filed on May 27, 2016 in the Bankruptcy Court under Adversary Proceeding No. 16-04072, as the same may be amended.

110.                      “GUC Cash Distribution” means Cash in the amount of $7.364 million less fees and expenses incurred by any professionals retained by the Claims Oversight Committee pursuant to Section 8.2 of the Plan.

111.                      “Impaired” means, when used in reference to a Claim, any Claim against any of the Debtors that is impaired within the meaning of section 1124 of the Bankruptcy Code.

112.                      “Indemnification Obligation” means any obligation of any Debtor to indemnify directors, officers or employees of any of the Debtors who served in such capacity, with respect to or based upon such service or any act or omission taken or not taken in any of such capacities, or for or on behalf of any Debtor, whether pursuant to agreement, the Debtors’ respective articles or certificates of incorporation, corporate charters, bylaws, operating agreements or similar corporate documents or other applicable contract or law in effect as of the Effective Date.

113.                      “Indentures” means the Unsecured Notes Indentures and the Second Lien Notes Indenture.

114.                      “Indenture Trustees” means, collectively, the 7.000% Senior Notes Trustee, the 7.250% Senior Notes Due 2020 Trustee, the 7.250% Senior Notes Due 2021 Trustee, the 9.875% Senior Notes Trustee and the Second Lien Notes Trustee.

115.                      “Indenture Trustee Charging Lien” means any Lien or other priority in payment to which any of the Indenture Trustees is entitled pursuant to the applicable Indenture or any ancillary document, instrument or agreement.

116.                      “Indenture Trustee Fees and Expenses” means the reasonable and documented fees and expenses (including attorneys’ fees) of each of the Indenture Trustees incurred in connection with the Chapter 11 Cases (whether incurred before or after the Petition Date) (a) accrued prior to entry of the RSA Order or solely in connection with the implementation of the Plan, including, but not limited to, pursuant to and in accordance with the Plan and (b) accrued after entry of the RSA Order and prior to the Effective Date, other than in connection with the implementation of the Plan, in an aggregate amount not to exceed $75,000 per Indenture Trustee.

117.                      “Initial Consenting Noteholder” has the meaning given to it in the Restructuring Support Agreement.

118.                      “Initial Distribution Date” means a date selected by the Reorganized Debtors, in consultation with the Majority Consenting Lenders and the Creditors’ Committee, that is on or as soon as reasonably practicable after the Effective Date, which shall be the date on which initial distributions under the Plan are made, and which in no event shall be later than 30 days after the Effective Date, with respect to holders of Unsecured Funded Debt Claims, and 60 days after the Effective Date, with respect to holders of General Unsecured Claims.

119.                      “Insurance Plans” means the Debtors’ insurance policies and any agreements, documents or instruments relating thereto entered into before the Effective Date; provided, however that Insurance Plans do not include either Workers’ Compensation Plans or D&O Liability Insurance Policies.

120.                      “Intercompany Claim” means any Claim by a Debtor against another Debtor, including, without limitation: (i) any account reflecting intercompany book entries by a Debtor with respect to another Debtor, (ii) any Claim not reflected in such book entries that is held by a Debtor against another Debtor and (iii) any derivative Claim asserted by or on behalf of one Debtor against another Debtor.

121.                      “Intercompany Contract” means a contract solely between two or more Debtors entered into before the Petition Date.

122.                      “Intercreditor Agreement” means that certain Intercreditor Agreement, dated December 17, 2013, among Wilmington Trust, N.A., as successor to PNC Bank, National Association, as first lien agent, Wilmington Savings Fund Society, FSB, as successor to UMB Bank National Association, as second lien agent, Wilmington Trust, N.A., as successor to PNC Bank, National Association, as control agent, Arch Coal, as borrower, and Wilmington Savings Fund Society, FSB, as successor to UMB Bank National Association, as trustee.

123.                      “Interest” means any equity security within the meaning of section 101(16) of the Bankruptcy Code including, without limitation, all issued, unissued, authorized or outstanding limited liability company membership interests (including common and preferred) or other equity interests, together with any warrants, options, convertible securities, liquidating preferred securities or contractual rights to purchase or acquire any such equity interests at any time and all rights arising with respect thereto.

124.                      “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Retained Professionals, entered by the Bankruptcy Court on February 24, 2016 [ECF No. 399], as it has been or is hereafter modified, amended, supplemented or extended from time to time during the pendency of the Chapter 11 Cases.

125.                      “Interim Distribution Date” means the date that is no later than 180 calendar days after the Initial Distribution Date or the most recent Interim Distribution Date thereafter, which shall be the date on which interim distributions under the Plan are made, with such periodic Interim Distribution Dates occurring until the Final Distribution Date has occurred, it being understood that the Reorganized Debtors may increase the frequency of Interim Distribution Dates in their sole discretion as circumstances warrant.

126.                      “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

127.                      “IRS” means the Internal Revenue Service of the United States of America.

128.                      “Lien” means a “lien” as defined in section 101(37) of the Bankruptcy Code.

129.                      “Local Rules” means the Local Rules of the United States Bankruptcy Court for the Eastern District of Missouri.

130.                      “Management Incentive Plan” means the management incentive plan that provides for the issuance of up to 10% of the New Common Stock on a fully diluted basis in the form of options and/or other equity-based compensation to management and directors of Arch Coal as determined by the New Board.

131.                      “Majority Consenting Lenders” means the First Lien Lenders party to the Restructuring Support Agreement holding in the aggregate more than 66 2/3% of the aggregate principal amount of Loans (as defined in the First Lien Credit Agreement) held by the Consenting Lenders.

132.                      “Mine Act” means the Federal Mine Safety and Health Act of 1977, as amended by the Miner Act of 2006.

133.                      “New Board” means the board of directors of Reorganized Arch Coal on the Effective Date as specified in Section 10.3 hereof.

134.                      “New Bylaws” mean the bylaws of Reorganized Arch Coal, which shall be substantially in the form set forth in the Plan Supplement.

135.                      “New Certificate of Incorporation” means the certificate of incorporation of Reorganized Arch Coal, which shall be substantially in the form set forth in the Plan Supplement.

136.                      “New Common Stock” means the shares of common stock, par value $.01 per share, of Reorganized Arch Coal to be authorized and issued hereunder or for purposes specified herein, which shall be entitled to a single vote per share on all matters on which the New Common Stock is entitled to vote.

137.                      “New Equity Securities” shall mean, collectively, the New Common Stock and the New Warrants.

138.                      “New First Lien Debt” means $326.5 million in principal amount of new first lien debt subject to the terms set forth in the New First Lien Debt Facility Documents.

139.                      “New First Lien Debt Facility” means the credit facility under the New First Lien Debt Documents.

140.                      “New First Lien Debt Facility Documents” means all loan and security documents, intercreditor agreements and other documents and filings, in each case related to the New First Lien Debt Facility subject to the terms set forth in the Plan Supplement, which terms shall be (i) in accordance with the terms set forth in Exhibit A to the Restructuring Support Agreement and (ii) reasonably acceptable to the Majority Consenting Lenders and, if the Securitization Facility is reinstated, to the Securitization Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

141.                      “New First Lien Debt Facility Parties” means the banks, financial institutions and other lenders party to the New First Lien Debt Facility from time to time, each solely in their capacity as such.

142.                      “New Warrants” means warrants, substantially on the terms and conditions set forth in the Plan Supplement, to purchase, in the aggregate, up to 12% of the New Common Stock issuable in accordance with the Plan and outstanding on the Effective Date (subject to dilution pursuant to the Management Incentive Plan), exercisable at any time for a period of 7 years from the Effective Date at a strike price calculated based on a total equity capitalization of $1.425 billion; provided, that in the event the Effective Date occurs after September 30, 2016, and any such delay is not caused by the actions of the Creditors’ Committee or a Consenting Noteholder, the strike price for the New Warrants will be adjusted to account for any Adequate Protection Payments made after September 30, 2016 as a result of the delay.

143.                      “Notes” means, collectively, the Unsecured Notes and the Second Lien Notes.

144.                      “Notes Claims” means, collectively, the Notes Parent Claims and the Notes Guarantee Claims.

145.                      “Notes Guarantee Claims” means, collectively, the Second Lien Notes Guarantee Claims, the 9.875% Senior Notes Guarantee Claims, the 7.000% Senior Notes Guarantee Claims, the 7.250% Senior Notes Due 2021 Guarantee Claim and the 7.250% Senior Notes Guarantee Claim.

146.                      “Notes Parent Claims” means, collectively, the Second Lien Notes Parent Claims, the 9.875% Senior Notes Parent Claims, the 7.000% Senior Notes Parent Claims, the 7.250% Senior Notes Due 2021 Parent Claim and the 7¼% Senior Notes Parent Due 2020 Claim.

147.                      “Notice of Intent to Assume or Reject” means a notice delivered by the Debtors or by the Reorganized Debtors pursuant to Article 9 of the Plan stating an intent to assume or reject an executory contract or unexpired lease and including a proposed Assumption Effective Date or Rejection Effective Date, as applicable, and, if applicable, a Proposed Cure and/or a statement of proposed assignment.

148.                      “Ordinary Course Professionals Order” means the Order Approving Procedures for the Retention and Compensation of Certain Professionals of the Debtors, Retroactive to the Petition Date, entered by the Bankruptcy Court on February 24, 2016 [ECF No. 400], as it has been or is hereafter modified, amended, supplemented or extended from time to time during the pendency of the Chapter 11 Cases.

149.                      “Other Priority Claim” means a Claim against any Debtor, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in right of payment pursuant to section 507(a) of the Bankruptcy Code.

150.                      “Other Secured Claim” means any Secured Claim against any Debtor or portion thereof, and for the avoidance of doubt, excluding DIP Facility Claims, Priority Claims, First Lien Credit Facility Secured Claims and Second Lien Notes Claims.

151.                      “PBGC” means the Pension Benefit Guaranty Corporation, a wholly-owned United States government corporation, and an agency of the United States created by ERISA.

152.                      “Pension Plans” means the Arch Coal, Inc. Retirement Account Plan and the Cumberland River Coal Company Pension Plan, each of which is a single-employer defined benefit plan insured by the PBGC and covered by Title IV of ERISA.

153.                      “Person” means a “person” as defined in section 101(41) of the Bankruptcy Code.

154.                      “Petition Date” means January 11, 2016.

155.                      “Plan” means this Fourth Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, including the Plan Supplement and all exhibits, supplements, appendices and schedules to any of the foregoing, as any of them may be amended or modified from time to time hereunder or in accordance with applicable law.

156.                      “Plan Documents” means the agreements, instruments and documents to be executed, delivered, assumed and/or performed in conjunction with the consummation of the Plan on and after the Effective Date, including, without limitation, those contained in the Plan Supplement.

157.                      “Plan Supplement” means, collectively, the documents, agreements, instruments, schedules and exhibits and forms thereof, each in form and substance reasonably acceptable to the Majority Consenting Lenders, the Creditors’ Committee and, solely to the extent provided for in the Restructuring Support Agreement, the Initial Consenting Noteholders, to be filed as specified in Section 15.6 of the Plan as the Plan Supplement, as each such document, agreement, instrument, schedule and exhibit and form thereof may be altered, restated, modified or replaced from time to time, including subsequent to the filing of any such documents, provided that any alteration, restatement, modification or replacement shall be reasonably acceptable to the Majority Consenting Lenders, the Creditors’ Committee and, solely to the extent provided for in the Restructuring Support Agreement, the Initial Consenting Noteholders.  Each such document, agreement, instrument, schedule or exhibit or form thereof is referred to herein as a “Plan Supplement.”  For the avoidance of doubt, Schedules 9.2(a) and 9.2(b) hereto shall not be deemed to be included in the “Plan Supplement.”3

158.                      “Priority Claims” means, collectively, Priority Tax Claims and Other Priority Claims.

159.                      “Prepetition Lender Adequate Protection Claim” has the meaning given to it in the DIP Order.

160.                      “Priority Tax Claim” means a Claim (whether secured or unsecured) of a Governmental Unit against any Debtor entitled to priority pursuant to section 507(a)(8) or specified under section 502(i) of the Bankruptcy Code.

161.                      “Professional” means a person retained in the Chapter 11 Cases by separate Bankruptcy Court order pursuant to sections 327 and 1103 of the Bankruptcy Code or otherwise, but not including any person retained pursuant to the Ordinary Course Professionals Order.

162.                      “Professional Fee Claims” means an Administrative Expense Claim of a Professional against any Debtor for compensation for services rendered or reimbursement of costs, expenses or other charges and disbursements incurred during the period from the Petition Date through and including the Confirmation Date.

163.                      “Proof of Claim” means a proof of claim against a Debtor filed by a holder of a Claim against any Debtor in accordance with the Bar Date Order.

3  The Plan Supplement may include, among other documents, the following: (i) the organizational documents of the Reorganized Debtors; (ii) the form or material terms of the New First Lien Debt Facility Documents; (iii) the identity and affiliations of each director and officer of the Reorganized Debtors; (iv) the form or material terms of the New Warrants; and (v) a description of the Restructuring Transactions.

164.                      “Proposed Cure” means, for a particular executory contract or unexpired lease, the consideration that the Debtors propose (which may be zero or some amount greater than zero) on a Notice of Intent to Assume or Reject as full satisfaction of the Debtors’ obligations with respect to such executory contract or unexpired lease pursuant to section 365(b) of the Bankruptcy Code.

165.                      “Ratable Share” means, as of a date certain:

(i)                        For an Allowed First Lien Credit Facility Secured Claim the ratio of such Allowed First Lien Credit Facility Secured Claim to the aggregate amount of all Allowed First Lien Credit Facility Secured Claims as of such date.

(ii)                     For an Allowed Unsecured Funded Debt Claim, the ratio of such Allowed Unsecured Funded Debt Claim to the aggregate amount of all Allowed Unsecured Funded Debt Claims as of such date.

(iii)                  For an Allowed Notes Claim, the ratio of such Allowed Notes Claim to the aggregate amount of all Allowed Notes Claims as of such date.

(iv)                 For an Allowed General Unsecured Claim, the ratio of such Allowed General Unsecured Claim to the aggregate amount of all Allowed General Unsecured Claims as of such date.

166.                      “Receivables Purchase Agreement” means that certain Second Amended and Restated Receivables Purchase Agreement dated as of January 10, 2016 (as further amended, supplemented or otherwise modified from time to time) among Arch Receivable, as seller, Arch Sales, as initial servicer, PNC Bank, National Association as administrator and issuer of letters of credit thereunder and the other parties party thereto from time to time, as securitization purchasers.

167.                      “Reinstated” or “Reinstatement” means (i) leaving unaltered the legal, equitable and contractual rights to which a Claim or Interest entitles the holder thereof so as to leave such Claim or Interest Unimpaired in accordance with section 1124 of the Bankruptcy Code or (ii) notwithstanding and without giving effect to any contractual provision or applicable law that entitles a Creditor to demand or receive accelerated payment of a Claim after the occurrence of a default, (A) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, (B) reinstating the maturity of such Claim as such maturity existed before such default, (C) compensating the Creditor for any damages incurred as a result of any reasonable reliance by such Creditor on such contractual provision or such applicable law and (D) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the Creditor; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, without limitation, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, “going dark” provisions and affirmative covenants regarding corporate existence, prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, shall not be required to be cured or reinstated to accomplish Reinstatement.

168.                      “Rejection Bar Date” means the deadline for filing Proofs of Claim arising from the rejection of an executory contract or unexpired lease pursuant to the Plan, which deadline shall be 30 calendar days after the Debtors serve notice of the entry of an order (including, without limitation, the Confirmation Order) approving the rejection of such executory contract or unexpired lease.

169.                      “Rejection Claim” means a Claim against any Debtor under section 502(g) of the Bankruptcy Code.

170.                      “Rejection Effective Date” means the date upon which the rejection of an executory contract or unexpired lease under the Plan is deemed effective.

171.                      “Rejection Party” means a counterparty to an executory contract or unexpired lease to be rejected by the Debtors under the Plan.

172.                      “Released Parties” means (i) the Debtors; (ii) the Reorganized Debtors; (iii) the DIP Agent; (iv) the DIP Lenders; (v) the First Lien Agent and the First Lien Lenders; (vi) the arranger and syndication agents under the First Lien Transaction Documents; (vii) the Securitization Parties; (viii) all parties to the Restructuring Support Agreement; (ix) the Creditors’ Committee and its current and former members; (x) the Indenture Trustees; and (xi) as to each of the foregoing Entities in clauses (i) through (x), each such Entity’s predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, and their current and former officers, directors, managers, partners, principals, shareholders, members, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other Professionals (in each case as to the foregoing Entities in clauses (i) through (xi), solely in their capacity as such).

173.                      “Reorganized Arch Coal” means Arch Coal and any successor thereto, whether by merger, consolidation or otherwise, on and after the Effective Date.

174.                      “Reorganized Debtors” means the Debtors and any successors thereto, whether by merger, consolidation or otherwise, on and after the Effective Date.

175.                      “Reorganized Subsidiary Debtors” means the Reorganized Debtors other than Reorganized Arch Coal.

176.                      “Reorganized Subsidiary Debtors’ Bylaws” means the bylaws of the Reorganized Subsidiary Debtors that are corporations.

177.                      “Reorganized Subsidiary Debtors’ Certificates of Incorporation” means the certificates of incorporation of the Reorganized Subsidiary Debtors or, if any Reorganized Subsidiary Debtor is merged into another Entity pursuant to, as applicable, the Restructuring Transactions, then the surviving Entity of such merger.

178.                      “Reorganized Subsidiary Debtors’ Certificates of Formation” means the limited liability company certificates of formation of the Reorganized Subsidiary Debtors or, if any Reorganized Subsidiary Debtor is merged into another Entity pursuant to, as applicable, the Restructuring Transactions, then the surviving Entity of such merger.

179.                      “Reorganized Subsidiary Debtors’ Operating Agreements” means the operating agreements of the Reorganized Subsidiary Debtors that are limited liability companies.

180.                      “Restructuring Support Agreement” means the Amended and Restated Restructuring Support Agreement (as amended, supplemented or otherwise modified from time to time) by and among Arch Coal, the Guarantors (as defined therein), the Consenting Noteholders (as defined therein) party thereto from time to time, the Consenting Lenders party thereto from time to time, the Committee Member Parties and the Creditors’ Committee, dated as of July 5, 2016, which Restructuring Support Agreement was assumed pursuant to the RSA Order.

181.                      “Restructuring Transactions” means those transactions described in Section 5.5 of the Plan.

182.                      “RSA Order” means the Order Authorizing the Debtors to Assume the Restructuring Support Agreement entered by the Bankruptcy Court on July 7, 2016 [ECF No. 1098].

183.                      “Schedules” means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code, as such schedules and statements have been or may be supplemented, modified or amended from time to time.

184.                      “Second Lien Notes” means those certain 8.000% Second Lien notes due 2019 issued in the aggregate principal amount of $350,000,000 pursuant to the Second Lien Notes Indenture.

185.                      “Second Lien Notes Claims” means, collectively, the Second Lien Notes Parent Claims and the Second Lien Notes Guarantee Claims.

186.                      “Second Lien Notes Guarantee Claim” means a Claim asserted against a Subsidiary Debtor by a holder of, and on account of, a Second Lien Note.

187.                      “Second Lien Notes Indenture” means that certain Indenture, dated as of December 17, 2013, by and among Arch Coal, Inc., as issuer, Wilmington Savings Fund Society, as trustee and collateral agent, and substantially all of the Subsidiary Debtors as guarantors, as the same may be amended, supplemented, revised or modified from time to time.

188.                      “Second Lien Notes Parent Claim” means a Claim asserted against Arch Coal by a holder of, and on account of, a Second Lien Note.

189.                      “Second Lien Notes Trustee” means Wilmington Savings Fund Society, solely in its capacities as indenture trustee and collateral agent under the Second Lien Indenture.

190.                      “Securitization Documents” shall have the meaning given to the term “Financing Agreements” in the Securitization Order.

191.                      “Securitization Facility” means the securitization facility contemplated by the Securitization Documents and approved by the Securitization Order.

192.                      “Securitization Order” means the Final Order Pursuant to 11 U.S.C. §§ 105, 362(d), 363(b)(1), 363(f), 363(m), 364(c)(1), 364(c)(2), 364(d), 364(e) and 365 (i) Authorizing Certain Debtors to Continue Selling and Contributing Receivables and Related Rights Pursuant to a Securitization Facility, (ii) Modifying the Automatic Stay and (iii) Granting Related Relief, entered by the Bankruptcy Court on February 25, 2016 [ECF No. 412], as it has been or is hereafter modified, amended, supplemented or extended from time to time during the pendency of the Chapter 11 Cases.

193.                      “Securitization Parties” means PNC Bank, National Association, solely in its capacity as administrator and issuer of letters of credit under the Receivables Purchase Agreement, and the other parties party to the Receivables Purchase Agreement from time to time, as securitization purchasers, solely in their capacity as such.

194.                      “Section 510(b) Claim” means a Claim or Cause of Action against any of the Debtors (i) arising from rescission of a purchase or sale of shares, notes or any other securities of any of the Debtors or an Affiliate of any of the Debtors, (ii) for damages arising from the purchase or sale of any such security, (iii) for violations of the securities laws, misrepresentations or any similar Claims related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, (iv) for reimbursement, contribution or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim, including Claims based upon allegations that the Debtors made false and misleading statements or engaged in other deceptive acts in connection with the offer or sale of securities or (v) for attorneys’ fees, other charges or costs incurred on account of any of the foregoing Claims or Causes of Action.

195.                      “Secured Claim” means a Claim against a Debtor or portion thereof (i) that is reflected in the Schedules as or asserted in a Proof of Claim to be a secured claim and that is secured by a Lien on Collateral, to the extent of the value of such Collateral, as determined in accordance with section 506(a) and, if applicable, section 1129(b) of the Bankruptcy Code or (ii) to the extent that the holder thereof has a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

196.                      “Securities Act” means the Securities Act of 1933, as amended.

197.                      “Servicer” means an Indenture Trustee, owner trustee, pass-through trustee, subordination agent, agent, servicer or any other authorized representative of Creditors recognized by the Debtors or the Reorganized Debtors.

198.                      “Solicitation and Claims Agent” means the Debtors’ solicitation agent, Prime Clerk LLC, which is located at 830 3rd Avenue, 9th Floor, New York, New York 10022.

199.                        “Standing Motions” means (i) the Motion of the Official Committee of Unsecured Creditors for Leave, Standing and Authority to Prosecute Claims Against the Debtors’ Executive Officers on Behalf of the Debtors’ Estates and for Related Relief, and Notice of Hearing Thereon, filed with the Bankruptcy Court on June 14, 2016 [ECF No. 963] and (ii) the Motion of the Official Committee of Unsecured Creditors for Leave, Standing and Authority to Prosecute Claims on Behalf of the Debtors’ Estates and for Related Relief, and Notice of Hearing Thereon, filed with the Bankruptcy Court on June 14, 2016 [ECF No. 964].

200.                        “Subsidiary Debtors” means, collectively, each of the Debtors except Arch Coal.

201.                        “Surety” means any surety bond provider that has issued one or more of the Surety Bonds to any of the Debtors.

202.                        “Surety Bonds” means the surety bonds outstanding under the Debtors’ Surety Bond Program, as defined in the Debtors’ Motion for Entry of an Order Authorizing (i) the Debtors to Continue and Renew Surety Bond Program and (ii) Financial Institutions to Honor and Process Related Checks and Transfers, filed with the Bankruptcy Court on January 11, 2016 [ECF No. 22].

203.                        “Transfer” means as to any security or the right to receive a security or to participate in any offering of any security (each, a “security” for purposes of this definition), the sale, transfer, pledge, hypothecation, encumbrance, assignment, constructive sale, participation in or other disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer, constructive sale or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing and whether or not directly or indirectly, to effect any of the foregoing.  The term “constructive sale” for purposes of this definition means a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any transaction that has substantially the same effect as any of the foregoing.

204.                        “Treatment Objection” means an objection to the Debtors’ proposed assumption or rejection of an executory contract or unexpired lease pursuant to the provisions of the Plan (including an objection to the proposed Assumption Effective Date or Rejection Effective Date, the Proposed Cure and/or any proposed assignment, but not including an objection to any Rejection Claim) that is properly filed with the Bankruptcy Court and served in accordance with the Local Rules by the applicable Treatment Objection Deadline.

205.                        “Treatment Objection Deadline” means the deadline for filing and serving a Treatment Objection, which deadline shall be 4:00 p.m. (prevailing Central Time) on, (i) for an executory contract or unexpired lease listed on Schedule 9.2(a) or 9.2(b) hereof, the 14th calendar day after the relevant schedule is filed and notice thereof is mailed, (ii) for an executory contract or unexpired lease the proposed treatment of which has been altered by an amended or supplemental Schedule 9.2(a) or 9.2(b), the 14th calendar day after such amended or supplemental schedule is filed and notice thereof is mailed, (iii) for an executory contract or unexpired lease for which a Notice of Intent to Assume or Reject is filed, the 14th calendar day after such notice is filed and mailed and (iv) for any other executory contract or unexpired lease, including any to be assumed or rejected by category pursuant to Section 9.1 or Section 9.3 of the Plan (without being listed on Schedule 9.2(a) or 9.2(b)), the deadline for objections to Confirmation of the Plan established pursuant to the Approval Order or other applicable order of the Bankruptcy Court.

206.                        “Unimpaired” means any Claim or Interest that is not Impaired.

207.                        “United States of America” or “United States” means the United States of America and its federal agencies.

208.                        “United States Trustee” means the United States Trustee for Region 13.

209.                        “Unliquidated” means, when used in reference to a Claim, any Claim, the amount of liability for which has not been fixed, whether pursuant to an agreement, applicable law or otherwise, as of the date on which such Claim is sought to be estimated.

210.                        “Unencumbered Assets” means any asset of a Debtor to the extent such asset was not subject to valid, perfected and non-avoidable Lien as of the Petition Date.

211.                        “Unsecured Funded Debt Claim” means any Notes Claim or First Lien Credit Facility Deficiency Claim.

212.                        “Unsecured New Common Stock Distribution” means, in the aggregate, 6% of the New Common Stock issued and outstanding as of the Effective Date (subject to dilution (a) on account of any exercise of the New Warrants and (b) pursuant to the Management Incentive Plan).

213.                        “Unsecured Notes” means, collectively, the 9.875% Senior Notes, the 7.000% Senior Notes, the 7.250% Senior Notes Due 2020 and the 7.250% Senior Notes Due 2021.

214.                        “Unsecured Notes Indentures” means, collectively, the 9.875% Senior Notes Indenture, the 7.000%/7.250% Senior Notes Indenture and the 7.250% Senior Notes Indenture.

215.                        “Voting Deadline” means 11:59 p.m. (prevailing Central Time) on August 31, 2016.

216.                        “Voting Instructions” means the instructions for voting on the Plan contained in the Approval Order, Article V of the Disclosure Statement and the Ballots.

217.                        “Voting Record Date” means the record date for voting on the Plan, which shall be July 6, 2016.

218.                        “Workers’ Compensation Plan” means each of the Debtors’ policies, programs and plans for workers’ compensation, and any agreements, documents or instruments relating thereto, including any qualified self-insurance plans entered into before the Effective Date.

Section 1.2.                                Rules of Interpretation

Unless otherwise specified, all article, section, exhibit, schedule or Plan Supplement references in the Plan are to the respective article in, section in, exhibit to, schedule to or Plan Supplement to the Plan, as the same may be amended, waived or modified from time to time in accordance with the terms hereof or thereof.  The words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to the Plan as a whole and not to any particular article, section, subsection or clause contained herein.  Whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural and any pronoun stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter gender.  Captions and headings in the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof.  Whenever the words “include,” “includes” or “including” are used in the Plan, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  Any references herein to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions.

As to any reference in the Plan to a consent, approval or acceptance by any party, or to an issue, agreement, order or other document (or the terms thereof) that shall be reasonably acceptable to any such party, such consent, approval or acceptance shall not be unreasonably conditioned, delayed or withheld.

Section 1.3.                                Computation of Time

In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.  If any payment, distribution, act or deadline under the Plan is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date.

Section 1.4.                                References to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

Section 1.5.                                Exhibits; Schedules; Plan Supplement

All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.  Copies of such exhibits, schedules and Plan Supplement can be obtained by downloading such documents from the Debtors’ Case Information Website or the Bankruptcy Court’s Website.

ARTICLE 2
TREATMENT OF DIP FACILITY CLAIMS; ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

Section 2.1.                                Treatment of DIP Facility Claims

Pursuant to the DIP Order, all DIP Facility Claims shall be deemed Allowed as of the Effective Date in an amount equal to (i) the principal amount outstanding under the DIP Facility on such date, (ii) all interest accrued and unpaid thereon to the date of payment and (iii) all accrued and unpaid fees, expenses and noncontingent indemnification obligations payable under the DIP Credit Agreement and the DIP Order, plus the establishment of an agreed-upon reserve in respect of Contingent indemnification obligations arising under the DIP Facility as to which a claim has been asserted as of the Effective Date.  Except to the extent that a holder of a DIP Facility Claim agrees in its sole discretion to less favorable treatment, on or before the Effective Date, the DIP Agent, for the benefit of the applicable DIP Lenders and itself, shall be paid in Cash 100% of the then-outstanding amount of the DIP Facility Claims other than Contingent DIP Obligations.  Contemporaneously with the foregoing payment, (i) the commitments under the DIP Facility shall automatically terminate, (ii) except with respect to the Contingent DIP Obligations (which shall survive the Effective Date and shall continue to be governed by the DIP Facility as provided below), the DIP Facility and the “Loan Documents” referred to therein shall be deemed canceled, (iii) all Liens on property of the Debtors and the Reorganized Debtors arising out of or related to the DIP Facility shall automatically terminate, and all Collateral subject to such Liens shall be automatically released, in each case without further action by the DIP Agent or the DIP Lenders and (iv) all guarantees of the Debtors and Reorganized Debtors arising out of or related to the DIP Facility Claims shall be automatically discharged and released, in each case without further action by the DIP Agent or the DIP Lenders.  The DIP Agent and the DIP Lenders shall take all actions to effectuate and confirm such termination, release and discharge as reasonably requested by the Debtors or the Reorganized Debtors.

Notwithstanding anything to the contrary in the Plan or the Confirmation Order, (i) the Contingent DIP Obligations shall survive the Effective Date on an unsecured basis and shall not be discharged or released pursuant to the Plan or the Confirmation Order and (ii) the DIP Facility and the “Loan Documents” referred to therein shall continue in full force and effect after the Effective Date with respect to any obligations thereunder governing (A) the Contingent DIP Obligations and (B) the relationships among the DIP Agent and the DIP Lenders, as applicable, including but not limited to, those provisions relating to the rights of the DIP Agent and the DIP Lenders to expense reimbursement, indemnification and other similar amounts (either from the Debtors or the DIP Lenders), reinstatement obligations pursuant to Section 12.05 of the DIP Credit Agreement and any provisions that may survive termination or maturity of the DIP Facility in accordance with the terms thereof.

After the Effective Date, the Reorganized Debtors shall continue to reimburse the DIP Agent and the DIP Lenders for the reasonable fees and expenses (including reasonable and documented legal fees and expenses) incurred by the DIP Agent and the DIP Lenders after the Effective Date that survive termination or maturity of the DIP Facility in accordance with the terms thereof. The Reorganized Debtors shall pay all of the amounts that may become payable to the DIP Agent or any of the DIP Lenders under any of the foregoing provisions in accordance with the terms of the DIP Documents and the DIP Order.

Section 2.2.                                Treatment of Contingent Securitization Obligations

Notwithstanding anything to the contrary in the Plan or the Confirmation Order, the Contingent Securitization Obligations shall survive the Effective Date on an unsecured basis and shall not be discharged or released pursuant to the Plan or the Confirmation Order and the Securitization Documents shall continue in full force and effect with respect to any obligations thereunder governing the Contingent Securitization Obligations.  An agreed-upon reserve shall be established in respect of Contingent indemnification obligations arising under the Securitization Facility as to which a claim has been asserted.

After the Effective Date, the Reorganized Debtors shall continue to reimburse the Securitization Parties for the reasonable fees and expenses (including reasonable and documented legal fees and expenses) incurred by the Securitization Parties after the Effective Date in accordance with the Securitization Documents and the Securitization Order.

Section 2.3.                                Treatment of Administrative Expense Claims

(a)                                 Administrative Expense Claims

Except to the extent that the applicable holder of an Allowed Administrative Expense Claim agrees to less favorable treatment with the Reorganized Debtors, each Allowed Administrative Expense Claim shall be paid in full in Cash (i) on or as soon as reasonably practicable after the Effective Date (for Claims Allowed as of the Effective Date), (ii) on or as soon as practicable after the date such Claim is Allowed (or upon such other terms as may be agreed upon by such holder and the applicable Reorganized Debtor) or (iii) as otherwise ordered by the Bankruptcy Court.

Allowed Administrative Expense Claims regarding assumed agreements, obligations incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases and non-ordinary course obligations approved by the Bankruptcy Court shall be paid in full and performed by the Reorganized Debtors in the ordinary course of business (or as otherwise approved by the Bankruptcy Court) in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such Claims.

(b)                                 Professional Fee Claims

Except to the extent that the applicable holder of an Allowed Professional Fee Claim agrees to less favorable treatment with the Reorganized Debtors, each holder of a Professional Fee Claim shall be paid in full in Cash pursuant to Section 7.1 hereof.

Section 2.4.                                Treatment of Prepetition Lender Adequate Protection Claim

Upon the occurrence of the Effective Date, the Prepetition Lender Adequate Protection Claim shall be deemed waived pursuant to the Plan; provided that, for the avoidance of doubt,

the Prepetition Lender Adequate Protection Claim to be waived shall not include the Adequate Protection Payments.

Section 2.5.                                Treatment of Priority Tax Claims

Except to the extent that the applicable holder of an Allowed Priority Tax Claim has been paid by the Debtors before the Effective Date, or the applicable Reorganized Debtor and such holder agree to less favorable treatment with the Reorganized Debtors, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtors, (i) payment in full in Cash made on or as soon as reasonably practicable after the later of the Effective Date and the first Distribution Date occurring at least 20 calendar days after the date such Claim is Allowed, (ii) regular installment payments in accordance with section 1129(a)(9)(C) of the Bankruptcy Code or (iii) such other amounts and in such other manner as may be determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

The Reorganized Debtors shall have the right, in their sole discretion, to pay any Allowed Priority Tax Claim or any remaining balance of an Allowed Priority Tax Claim (together with accrued but unpaid interest) in full at any time on or after the Effective Date without premium or penalty.

ARTICLE 3
CLASSIFICATION AND TREATMENT OF OTHER CLAIMS AND INTERESTS

Pursuant to sections 1122 and 1123 of the Bankruptcy Code, Claims and Interests are classified for all purposes, including, without express or implied limitation, voting, confirmation and distribution pursuant to the Plan, as set forth herein.  A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class.  A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise satisfied prior to the Effective Date.  Any Claim or Interest that has been paid or satisfied, or any Claim or Interest that has been amended or superseded, may be adjusted or expunged on the official claims register without a claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court.

Except as otherwise specifically provided for in the Plan, the Confirmation Order or other order of the Bankruptcy Court (including, without limitation, the DIP Order), or required by applicable non-bankruptcy law, in no event shall any holder of an Allowed Claim be entitled to receive payments that in the aggregate exceed the Allowed amount of such holder’s Claim.  For the purpose of classification and treatment under the Plan, (i) any Claim in respect of which one Debtor is the primary obligor and one or more additional Debtors are guarantors shall be treated as a single Claim against the primary obligor and (ii) any Claim in respect of which multiple Debtors are jointly liable shall be treated as a single Claim against only one of the jointly liable Debtors.

Section 3.1.                                Classes and Treatment of Claims Against and Interests in the Debtors

The Plan constitutes a separate chapter 11 plan of reorganization for each Debtor.  For brevity and convenience, the classification and treatment of Claims and Interests have been arranged into one chart.

The following table designates the classes of Claims against and Interests in the Debtors and specifies which of those classes are (i) impaired or unimpaired by the Plan and (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code or deemed to accept or reject the Plan.4

Class	Designation	Plan Treatment of Allowed Claims	Status	Voting Rights
1A-71A	Other Priority Claims	Each holder of an Allowed Other Priority Claim shall be entitled to payment in full in Cash.	Unimpaired	Deemed to Accept

1B-71B	Other Secured Claims

Each holder of an Allowed Other Secured Claim shall be entitled to Payment in full in Cash; Reinstatement of the legal, equitable and contractual rights of the holder of such Claim; a distribution of the proceeds of the sale or disposition of the Collateral securing such Claim, in each case, solely to the extent of the value of the holder’s secured interest in such Collateral; return of Collateral securing such Claim; or other treatment that will render the Claim Unimpaired.

			Unimpaired	Deemed to Accept

1C-71C	First Lien Credit Facility Secured Claims

Each holder of an Allowed First Lien Credit Facility Secured Claim shall be entitled to receive its Ratable Share of (i) total Cash payment equal to the greater of (A) $144,796,527.78 less the amount of the Adequate Protection Payments and (B) $30,000,000; (ii) $326.5 million in principal amount of New First Lien Debt; and (iii) 94% of the New Common Stock, subject to dilution on account of any exercise of the New Warrants and pursuant to the Management Incentive Plan.

			Impaired	Entitled to Vote

4  The information in the table is provided in summary form, and is qualified in its entirety by Section 3.2 below.

Class	Designation	Plan Treatment of Allowed Claims	Status	Voting Rights
1D-71D	Unsecured Funded Debt Claims

(a) Subject to the following clause (b), each holder of an Unsecured Funded Debt Claim shall receive its Ratable Share of (i) $22.636 million in Cash, (ii) at such holder’s election on its Ballot, either (A) the New Warrants or (B) $25 million in Cash and (iii) the Unsecured New Common Stock Distribution (subject to dilution on account of any exercise of the New Warrants and pursuant to the Management Incentive Plan).  Holders who fail to make an election between Cash and New Warrants shall be deemed to have elected to receive their Ratable Share of the $25 million in Cash set forth in clause (b)(ii)(B) above.

(b) Holders of Allowed First Lien Credit Facility Claims shall be entitled to vote as part of the Class of Unsecured Funded Debt Claims in respect of such First Lien Credit Facility Deficiency Claims, but, upon the occurrence of the Effective Date, shall be deemed to have waived the right to receive their share of the First Lien Deficiency Claim Distribution in accordance with clause (c) below.

(c) If the holders of Allowed Unsecured Funded Debt Claims vote as a Class to accept the Plan, each holder of an Allowed Notes Claim shall receive its Ratable Share of the First Lien Deficiency Claim Distribution in the form elected on such holder’s Ballot pursuant to the foregoing clause (a).  If the holders of Allowed Unsecured Funded Debt Claims vote as a Class to reject the Plan, each holder of an Allowed Notes Claim that (i) voted to approve the Plan or did not vote and (ii) either (A) did not elect to opt out of the releases set forth in Section 11.8 of the Plan or (B) executed the Restructuring

			Impaired	Entitled to Vote

Class	Designation	Plan Treatment of Allowed Claims	Status	Voting Rights

Support Agreement by the Voting Deadline and has not exercised any termination rights thereunder shall receive its Ratable Share of the First Lien Deficiency Claim Distribution in the form elected on such holder’s Ballot pursuant to the foregoing clause (a), and the portion of the First Lien Deficiency Claim Distribution not distributed to holders of Allowed Notes Claims shall be retained by the Debtors.

1E-71E	General Unsecured Claims	Each holder of an Allowed General Unsecured Claim shall be entitled to receive its Ratable Share of the GUC Cash Distribution.	Impaired	Entitled to Vote

1F-71F	Section 510(b) Claims	No distribution.	Impaired	Deemed to Reject

1G	Interests in Arch Coal	No distribution.	Impaired	Deemed to Reject

2G-71G	Interests in Subsidiary Debtors	Reinstated or canceled.	Unimpaired	Deemed to Accept

Section 3.2.                                Treatment of Claims Against and Interests in the Debtors

(a)                                 Other Priority Claims (Class 1A-71A)

Except to the extent that the applicable Creditor agrees to less favorable treatment (or as provided in Section 6.2 hereof) with the applicable Reorganized Debtor, each holder of an Allowed Other Priority Claim against any of the Debtors shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Claim, Cash in an amount equal to the Allowed amount of such Claim on or as soon as reasonably practicable after the latest of (i) the Effective Date, (ii) 20 calendar days after the date such Claim becomes Allowed and (iii) the date for payment provided by any applicable agreement between the Reorganized Debtors and the holder of such Claim.

(b)                                 Other Secured Claims (Class 1B-71B)

Except to the extent that the applicable Creditor agrees to less favorable treatment with the applicable Reorganized Debtor, each holder of an Allowed Other Secured Claim shall receive, at the sole option of the applicable Reorganized Debtor, and in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Other Secured Claim, one of the following treatments: (i) payment in Cash in the amount of such Allowed Other Secured Claim, (ii) Reinstatement of the legal, equitable and contractual rights of the holder relating to such Allowed Other Secured Claim, (iii) a distribution of the proceeds of the sale or disposition of the Collateral securing such Allowed Other Secured Claim solely to the extent of the value of the holder’s secured interest in such Collateral, (iv) a distribution of the Collateral securing such Allowed Other Secured Claim without representation or warranty by or recourse against the Debtors or Reorganized Debtors or (v) such other treatment as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code.  If an Other Secured Claim is satisfied under clause (i), (iii), (iv) or (v), the Liens securing such Other Secured Claim shall be deemed released without further action by any party.  Each holder of an Allowed Other Secured Claim shall take all actions to effectuate and confirm such termination, release and discharge as reasonably requested by the Debtors or the Reorganized Debtors.

Any distributions made pursuant to this Section 3.2 shall be made on or as soon as reasonably practicable after the latest of (i) the Effective Date, (ii) 20 calendar days after the date such Claim becomes Allowed and (iii) the date for payment provided by any agreement between the applicable Debtor and the holder of such Claim.

(c)                                  First Lien Credit Facility Secured Claims (Class 1C-71C)

The First Lien Credit Facility Secured Claims are Allowed in the principal amount of $1,886,125,000 (plus accrued and unpaid interest as of the Petition Date), plus any other amounts and obligations payable under the First Lien Transaction Documents as of the Petition Date, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person or Entity.

On the Effective Date, each holder of an Allowed First Lien Credit Facility Secured Claim shall be entitled to receive its Ratable Share of (i) a total Cash payment equal to the greater of (A) $144,796,527.78 less the amount of the Adequate Protection Payments and (B) $30,000,000; (ii) $326.5 million in principal amount of New First Lien Debt; and (iii) 94% of the New Common Stock, subject to dilution on account of any exercise of the New Warrants and pursuant to the Management Incentive Plan.

The holders of Allowed First Lien Credit Facility Claims shall be entitled to vote as part of the class of Unsecured Funded Debt Claims in respect of the First Lien Credit Facility Deficiency Claim, but shall be deemed to have waived, upon the occurrence of the Effective Date, the right to receive their share of the First Lien Deficiency Claim Distribution in order to facilitate the Confirmation of the Plan on a consensual basis, to the extent provided for and in accordance with Section 3.2(d) herein.

(d)                                 Unsecured Funded Debt Claims (Class 1D-71D)

(i)                                     Subject to the following clause (ii), each holder of an Unsecured Funded Debt Claim shall receive its Ratable Share of (A) $22.636 million in Cash, (B) at such holder’s election on its Ballot, either (I) the New Warrants or (II) $25 million in Cash and (C) the

Unsecured New Common Stock Distribution (subject to dilution on account of any exercise of the New Warrants and pursuant to the Management Incentive Plan).  Holders of Unsecured Funded Debt Claims who fail to make an election between Cash and New Warrants shall be deemed to have elected to receive their Ratable Share of the $25 million in Cash set forth in clause (i)(B)(II) above.

(ii)                                  Holders of Allowed First Lien Credit Facility Claims shall be entitled to vote as part of the Class of Unsecured Funded Debt Claims in respect of such First Lien Credit Facility Deficiency Claims, but shall be deemed to waive the right to receive their share of the First Lien Deficiency Claim Distribution as set forth in Section 3.2(c) above.

(iii)                               If the holders of Allowed Unsecured Funded Debt Claims vote as a Class to accept the Plan, each holder of an Allowed Notes Claim shall receive, in addition to the distribution received by such holder pursuant to the foregoing clause (i), its Ratable Share of the First Lien Deficiency Claim Distribution in the form elected on such holder’s Ballot pursuant to the foregoing clause (i).  If the holders of Allowed Unsecured Funded Debt Claims vote as a Class to reject the Plan, each holder of an Allowed Notes Claim that (A) voted to approve the Plan or did not vote and (B) either (I) did not elect to opt out of the releases set forth in Section 11.8 of the Plan or (II) executed the Restructuring Support Agreement by the Voting Deadline and has not exercised any termination rights thereunder shall receive, in addition to the distribution received by such holder pursuant to the foregoing clause (i), its Ratable Share of the First Lien Deficiency Claim Distribution in the form elected on such holder’s Ballot pursuant to the foregoing clause (i).  Any portion of the First Lien Deficiency Claim Distribution not distributed to holders of Allowed Notes Claims shall be retained by the Debtors.

(e)                                  General Unsecured Claims (Class 1E-71E)

(i)                                     Each holder of an Allowed General Unsecured Claim as of the Effective Date shall receive its Ratable Share of the GUC Cash Distribution.

(ii)                                  Except to the extent that the applicable Creditor agrees to less favorable treatment (or as provided in Section 6.2 hereof), each holder of a General Unsecured Claim that is Disputed as of the Effective Date and becomes an Allowed General Unsecured Claim after the Effective Date, shall receive, on or as soon as reasonably practicable after the Distribution Date that is at least 20 calendar days after such General Unsecured Claim becomes an Allowed General Unsecured Claim, its Ratable Share of the GUC Cash Distribution.

(iii)                               Except to the extent that the applicable Creditor agrees to less favorable treatment (or as provided in Section 6.2 hereof), on any Interim Distribution Date upon which an Adjustment Distribution of Cash is to be distributed, the Disbursing Agent shall effect a distribution, so that each holder of an Allowed Claim that has received a share of the GUC Cash Distribution under the Plan shall have received, after giving effect to all prior distributions made to such Allowed Claim under the Plan, its Ratable Share of the GUC Cash Distribution on or as soon as reasonably practicable after such Interim Distribution Date.

(f)                                   Section 510(b) Claims (Class 1F-71F)

The holders of Section 510(b) Claims shall neither receive any distributions nor retain any property on account thereof pursuant to the Plan.  All Section 510(b) Claims shall be canceled and extinguished.

(g)                                  Interests in Arch Coal (Class 1G)

The holders of Interests in Arch Coal shall neither receive any distributions nor retain any property on account thereof pursuant to the Plan.  All Interests in Arch Coal shall be canceled and extinguished.

(h)                                 Interests in Subsidiary Debtors (Class 2G-71G)

The Interests in the Subsidiary Debtors shall be, in Reorganized Arch Coal’s sole discretion, Reinstated or canceled on the Effective Date or as soon thereafter as reasonably practicable.

Section 3.3.                                Treatment of Intercompany Claims

In accordance with and giving effect to the provisions of section 1124(1) of the Bankruptcy Code, Intercompany Claims are Unimpaired by the Plan.  However, the Debtors retain the right to eliminate or adjust any Intercompany Claims as of the Effective Date by offset, cancellation, contribution or otherwise.  In no event shall Intercompany Claims be allowed as General Unsecured Claims or entitled to any distribution of Cash, New Equity Securities and/or other equity securities of the Reorganized Debtors under the Plan.

ARTICLE 4
ACCEPTANCE OR REJECTION OF THE PLAN

Section 4.1.                                Voting of Claims

Each holder of a Claim in an Impaired Class that is entitled to vote on the Plan as of the Voting Record Date pursuant to Article 3 of the Plan shall be entitled to vote to accept or reject the Plan as provided in the Approval Order or any other order of the Bankruptcy Court.

Section 4.2.                                Presumed Acceptance of Plan

Other Priority Claims (Class 1A-71A), Other Secured Claims (Class 1B-71B), and Interests in Subsidiary Debtors (Class 2G-71G) are Unimpaired by the Plan.  Pursuant to section 1126(f) of the Bankruptcy Code, the holders of Claims in such Classes are conclusively presumed to have accepted the Plan, and the votes of such holders will not be solicited.

Section 4.3.                                Presumed Rejection of Plan

Section 510(b) Claims (Class 1F-71F) and Interests in Arch Coal (Class 1G) shall not receive any distribution under the Plan on account of such Claims or Interests.  Pursuant to section 1126(g) of the Bankruptcy Code, the holders of Claims and Interests in such Classes are conclusively presumed to have rejected the Plan, and the votes of such holders will not be solicited.

Section 4.4.                                Acceptance by Impaired Classes

Pursuant to section 1126(c) of the Bankruptcy Code, and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the holders of at least two-thirds in dollar amount and more than one-half in number of the Claims of such Class entitled to vote that actually vote on the Plan have voted to accept the Plan.  First Lien Credit Facility Secured Claims, Unsecured Funded Debt Claims and General Unsecured Claims (Classes 1C-71C, 1D-71D and 1E-71E) are Impaired, and the votes of holders of Claims in such Classes will be solicited.  If holders of Claims in a particular Impaired Class of Claims were given the opportunity to vote to accept or reject the Plan, but no holders of Claims in such Impaired Class of Claims voted to accept or reject the Plan, then such Class of Claims shall be deemed to have accepted the Plan.

Section 4.5.                                Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court solely for voting purposes as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan solely for purposes of (i) voting to accept or reject the Plan and (ii) determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

Section 4.6.                                Consensual Confirmation

The Plan shall be deemed a separate chapter 11 plan for each Debtor.  To the extent that there is no rejecting Class of Claims in the chapter 11 plan of any Debtor, such Debtor shall seek Confirmation of its plan pursuant to section 1129(a) of the Bankruptcy Code.

Section 4.7.                                Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

Those Debtors whose plans contain a rejecting Class of Claims, if any, shall seek Confirmation of such plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any such rejecting Class or Classes.  Subject to Article 13 of the Plan, the Debtors reserve the right to amend the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

Section 4.8.                                Severability; Reservation of Rights

Subject to Article 13 of the Plan, the Debtors reserve the right to modify or withdraw the Plan, in consultation with the Majority Consenting Lenders, the Creditors’ Committee and, solely to the extent provided for in the Restructuring Support Agreement, the Initial Consenting Noteholders, in its entirety or in part, for any reason, including, without limitation, if the Plan as it applies to any particular Debtor is not confirmed.  In addition, and also subject to Article 13 of the Plan, should the Plan fail to be accepted by the requisite number and amount of Claims and Interests voting, as required to satisfy section 1129 of the Bankruptcy Code, and notwithstanding any other provision of the Plan to the contrary, the Debtors reserve the right to reclassify Claims or Interests or otherwise amend, modify or withdraw the Plan in its entirety, in part or as to a particular Debtor, in consultation with the Majority Consenting Lenders, the Creditors’ Committee and, solely to the extent provided for in the Restructuring Support Agreement, the Initial Consenting Noteholders.  Without limiting the foregoing, if the Debtors withdraw the Plan as to any particular Debtor because the Plan as to such Debtor fails to be accepted by the requisite number and amount of Claims voting or due to the Bankruptcy Court, for any reason, denying Confirmation as to such Debtor, then at the option of such Debtor, in consultation with the Majority Consenting Lenders and the Creditors’ Committee, (i) the Chapter 11 Case for such Debtor may be dismissed or (ii) such Debtor’s assets may be sold to another Debtor, such sale to be effective at or before the Effective Date of the Plan of the Debtor transferee, and the sale price shall be paid to the seller in Cash and shall be in an amount equal to the fair value of such assets as proposed by the Debtors and approved by the Bankruptcy Court.

ARTICLE 5
IMPLEMENTATION OF THE PLAN

Section 5.1.                                Continued Organizational Existence

Except as otherwise provided in the Plan and subject to the Restructuring Transactions, each Debtor shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal Entity, each with all the powers of a limited liability company or a corporation, as applicable, under the laws of its respective jurisdiction of organization and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under applicable state law.

Section 5.2.                                Section 1145 Exemption

To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the offering, issuance and distribution of the New Equity Securities (including the issuance of New Common Stock upon the exercise of New Warrants) shall be exempt from, among other things, the registration and prospectus delivery requirements of Section 5 of the Securities Act and any other applicable state and federal law requiring registration and/or delivery of a prospectus prior to the offering, issuance, distribution or sale of securities, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act.  In addition, any securities contemplated by the Plan and any and all agreements incorporated herein, including the New Equity Securities, shall be subject to compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such New Equity Securities and applicable regulatory approval, if any.  The New Equity Securities will be distributed pursuant to the Plan.

Section 5.3.                                Authorization of New Common Stock

On the Effective Date, the New Certificate of Incorporation shall have provided for sufficient shares of authorized New Common Stock to effectuate the issuances of New Equity Securities contemplated by the Plan, including upon the exercise of the New Warrants and in connection with the implementation of the Management Incentive Plan, and Reorganized Arch

Coal shall issue or reserve for issuance a sufficient number of shares of New Common Stock to effectuate such issuances.  The shares of New Common Stock issued in connection with the Plan and the Management Incentive Plan, including upon exercise of the New Warrants, shall be authorized without the need for further corporate action or without any further action by any Person or Entity, and once issued, shall be duly authorized and validly issued, fully paid and non-assessable.

Any share of New Common Stock issued to a Creditor of any Subsidiary Debtor shall be treated as (a) a contribution of cash by Reorganized Arch Coal to the applicable Debtor in the amount equal to the fair market value of such New Common Stock, followed by (b) the issuance of New Common Stock by Reorganized Arch Coal to the applicable Debtor in return for such cash, followed by (c) the transfer of the New Common Stock by the applicable Debtor to the applicable Creditor.

Section 5.4.                                Cancellation of Existing Securities and Related Agreements, the Indentures and the First Lien Credit Agreement

On the Effective Date, except as otherwise specifically provided for in this Plan, all rights of any holder of Claims against, or Interests in, the Debtors, including options or warrants to purchase Interests, obligating the Debtors to issue, transfer or sell Interests of the Debtors, shall be canceled.  As a condition precedent to receiving any distribution on account of its Notes Claim, each record holder of Notes shall be deemed to have surrendered its Notes or other documentation underlying each Notes Claim, and all such surrendered Notes and other documentation shall be deemed to be cancelled pursuant to this Section, except to the extent otherwise provided herein.

(a)                                 Each Indenture shall terminate as of the Effective Date, except as necessary to (i) enforce the rights, Claims and interests of the applicable Indenture Trustee vis-a-vis any parties other than the Debtors, (ii) allow each Indenture Trustee to receive distributions under the Plan and to distribute them to the holders of the Notes in accordance with the terms of the applicable Indenture, (iii) preserve any rights of the applicable Indenture Trustee to compensation, reimbursement and indemnification under each of the applicable Indentures solely as against any money or property distributable to holders of Notes, including any priority in respect of payment and the right to exercise any Indenture Trustee Charging Lien, (iv) permit each of the Indenture Trustees to enforce any obligation owed to them under the Plan and (v) permit each of the Indenture Trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court.  Except for the foregoing, the Indenture Trustees and their respective agents shall be relieved of all further duties and responsibilities related to the Indentures and the Plan, except with respect to such other rights of such Indenture Trustees that, pursuant to the Indentures, survive the termination of the Indentures. Subsequent to the performance by each Indenture Trustee of its obligations pursuant to the Plan, each Indenture Trustee and its agents shall be relieved of all further duties and responsibilities related to the applicable Indenture.

(b)                                 Except as otherwise set forth herein, the First Lien Transaction Documents shall terminate as of the Effective Date, except as necessary to (i) enforce the rights, Claims and interests of the First Lien Agent and any predecessor thereof vis-a-vis the Lenders and any parties other than the Debtors, (ii) to allow the First Lien Agent to receive distributions under the Plan and to distribute them to the First Lien Lenders in accordance with the terms of the First Lien Transaction Documents and (iii) preserve any rights of the First Lien Agent and any predecessor thereof as against any money or property distributable to holders of First Lien Credit Facility Claims, including any priority in respect of payment and the right to exercise any charging lien; provided, however, that the obligation of the Debtors under sections 5.9 and 11.3 of the First Lien Credit Agreement shall survive the Effective Date and shall not be discharged or released pursuant to the Plan or the Confirmation Order; and provided further, however, that the Debtors reserve all rights with respect to the application of such sections and any other section of the First Lien Transaction Documents to any predecessor of the First Lien Agent.  Except for the foregoing, the First Lien Agent and its respective agents shall be relieved of all further duties and responsibilities related to the First Lien Transaction Documents and the Plan, except with respect to such other rights of the First Lien Agent that, pursuant to the First Lien Transaction Documents, survive the termination of the First Lien Transaction Documents. Subsequent to the performance by the First Lien Agent of its obligations pursuant to the Plan, the First Lien Agent and its agents shall be relieved of all further duties and responsibilities related to the First Lien Transaction Documents.

Section 5.5.                                Financing and Restructuring Transactions

(a)                                 New First Lien Credit Facility

On or before the Effective Date, Reorganized Arch Coal shall enter into the New First Lien Credit Facility, and, subject to the satisfaction of the DIP Facility Claims, the First Lien Credit Facility Secured Claims and the Other Secured Claims in accordance herewith, grant the Liens and security interests provided for in the New First Lien Credit Agreement.  The Reorganized Debtors that are the guarantors under the New First Lien Credit Facility shall issue the guarantees and grant the Liens and security interests as provided therein.  The New First Lien Credit Facility shall be (i) on terms and conditions substantially as set forth in the Plan Supplement, (ii) in accordance with the terms set forth in Exhibit A to the Restructuring Support Agreement and (iii) otherwise reasonably acceptable to the Majority Consenting Lenders.

(b)                                 Securitization Facility

On the Effective Date, the Securitization Facility shall be reinstated on terms substantially as set forth in the Plan Supplement and otherwise acceptable to the Securitization Parties in their sole discretion and reasonably acceptable to the Majority Consenting Lenders.

(c)                                  Certain Reclamation Obligations

(i)                         In accordance with the Stipulation and Order Concerning Debtors’ Reclamation Bonding of their Surface Coal Mining Operations in Wyoming [ECF No. 432], the $75 million superpriority claim of the State of Wyoming and the Wyoming Department of Environmental Quality against each of Arch Western Resources, LLC, Thunder Basin Coal Company, L.L.C., Arch of Wyoming, LLC and Energy Development Co. shall terminate on the Effective Date.

(ii)                      No later than 15 days after the Effective Date, Arch Western Resources, LLC, Thunder Basin Coal Company, L.L.C., Arch of Wyoming, LLC and Energy Development Co. shall have replaced all former self-bonds relating to reclamation obligations in the State of Wyoming with surety, cash or collateralized financial assurances.

(d)                                 Restructuring Transactions

On the Effective Date, contemporaneously with the cancellation and discharge of all Claims pursuant to the Plan and the issuance of the New Common Stock, the Reorganized Debtors may effect corporate restructurings of their respective businesses, including actions acceptable to the Majority Consenting Lenders in their reasonable discretion to simplify, reorganize and rationalize the overall reorganized organizational structure of the Reorganized Debtors (together, the “Restructuring Transactions”).  The Restructuring Transactions may include (i) dissolving companies or creating new companies, (ii) merging, dissolving, transferring assets or otherwise consolidating any of the Debtors in furtherance of the Plan, or engaging in any other transaction in furtherance of the Plan, (iii) executing and delivering appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, liquidation, domestication, continuation or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (iv) executing and delivering appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, debt or obligation on terms consistent with the terms of the Plan; (v) filing appropriate certificates or articles of merger, consolidation or dissolution or other filings or recordings pursuant to applicable state law; and (vi) taking any other action acceptable to the Majority Consenting Lenders in their reasonable discretion in connection with such organizational restructurings.  In each case in which the surviving, resulting or acquiring Entity in any of these transactions is a successor to a Reorganized Debtor, such surviving, resulting or acquiring Entity will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan, including the assumption of the surviving obligations to the DIP Agent and the DIP Lenders as set forth herein, and paying or otherwise satisfying the applicable Allowed Claims.  Implementation of any Restructuring Transactions shall not affect any performance obligations, distributions, discharges, exculpations, releases or injunctions set forth in the Plan.

ARTICLE 6
PROVISIONS GOVERNING DISTRIBUTIONS

Section 6.1.                                Disbursing Agent

The Debtors or Reorganized Debtors may retain a Disbursing Agent to assist with the distributions to be made under the Plan as directed by the Debtors or Reorganized Debtors. The Disbursing Agent shall make all distributions required under this Plan, except as to a Creditor whose distribution is to be administered by a Servicer, which distributions shall be deposited with the appropriate Servicer for distribution to Creditors in accordance with the provisions of this Plan and the terms of the governing agreement. Distributions on account of such Claims shall be deemed completed upon delivery to the appropriate Servicer; provided, however, that if any Servicer is unable to make or consents to the Disbursing Agent making such distributions, the Disbursing Agent, with such Servicer’s cooperation, shall make such distributions to the extent reasonably practicable to do so.  The DIP Agent, the First Lien Agent and the applicable Indenture Trustee will each be considered a Servicer for the DIP Facility Claims, the First Lien Credit Facility Claims and the applicable Notes Claims, respectively.

Notwithstanding anything to the contrary herein, all distributions of New Equity Securities related to or on account of the Notes shall be accomplished in accordance with the customary practices of the transfer agent for the New Equity Securities and in accordance with any applicable procedures of DTC. Each Indenture Trustee shall cooperate in the administration of distributions in accordance with the Plan and the applicable Indenture. No Indenture Trustee shall be required to give any bond, surety or other security for the performance of its duties with respect to the administration and implementation of distributions.

On the Effective Date, the Debtors shall pay in Cash all outstanding Indenture Trustee Fees and Expenses, without the need for any court order, and from and after the Effective Date, the Reorganized Debtors shall pay in Cash Indenture Trustee Fees and Expenses upon presentation of an invoice with respect thereto; provided, however, that no such fees and expenses shall be paid to any Indenture Trustee that (i) objects to the approval, acceptance or implementation of the Plan; (ii) directly or indirectly solicits, proposes, files with the Bankruptcy Court, votes for or otherwise supports or approves any plan of reorganization, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company or its indebtedness (any of the foregoing, an “Alternative Restructuring”) other than the Plan or an Alternative Restructuring supported by the Debtors and the Consenting Lenders; or (iii) takes any action against any of the First Lien Lenders in any material respect; provided, further, that the foregoing proviso shall not apply to a filing (x) in response to the Plan by any Indenture Trustee pertaining solely to the effect of one or more specific Plan provisions (including omissions) on the rights and duties of such Indenture Trustee and (y) in respect of a provision in the Plan that has a material effect on the applicable Notes (including the Second Lien Notes) but which filing does not assert a position or seek relief adverse to the treatment of the First Lien Credit Facility Claims under the Plan or the Liens or Claims of the First Lien Secured Parties, so long as, in each case, such Indenture Trustee first engages in good faith efforts to consensually resolve any such issues with the Debtors and is unable to do so.

Nothing in the Plan shall in any way affect or diminish the right of any of the Indenture Trustees to assert its respective Indenture Trustee Charging Lien against any distributions to holders of Notes Claims with respect to any unpaid Indenture Trustee Fees and Expenses or other amounts payable to such Indenture Trustee under its respective Indenture, as applicable.

The Reorganized Debtors shall otherwise be authorized, without further Bankruptcy Court approval, but (except as otherwise provided in the Plan) not “directed to” reimburse any Servicer for its reasonable, documented, actual and customary out-of-pocket expenses incurred in providing postpetition services directly related to distributions pursuant to the Plan.

Section 6.2.                                Timing and Delivery of Distributions

(a)                                 Timing

Subject to any reserves or holdbacks established pursuant to the Plan, and taking into account the matters discussed in Section 6.3 of the Plan, on the appropriate Distribution Date or as soon as practicable thereafter, holders of Allowed Claims against all Debtors shall receive the distributions provided for Allowed Claims in the applicable Classes as of such date.

If and to the extent there are Disputed Claims as of the Effective Date, distributions on account of such Disputed Claims (which will only be made if and when they become Allowed Claims) shall be made pursuant to the provisions set forth in the Plan with respect to the treatment of Allowed Claims on or as soon as reasonably practicable after the next Distribution Date that is at least 20 calendar days after each such Claim is Allowed; provided, however, that distributions on account of the Claims set forth in Article 3 of the Plan shall be made as set forth therein and Professional Fee Claims shall be made as soon as reasonably practicable after such Claims are Allowed by the Bankruptcy Court or as provided in any other applicable order of the Bankruptcy Court.  Because of the size and complexities of the Chapter 11 Cases, the Debtors at the present time cannot accurately predict the timing of the Final Distribution Date.

(b)                                 De Minimis Distributions

Notwithstanding any other provision of the Plan, none of the Reorganized Debtors, any Servicer nor the Disbursing Agent shall have any obligation to make any distributions under the Plan with a value of less than $50, unless a written request therefor is received by the Disbursing Agent from the relevant recipient at the addresses set forth in Section 15.13 hereof within 120 days after the later of the (i) Effective Date and (ii) the date such Claim becomes an Allowed Claim.  De minimis distributions for which no such request is timely received shall revert to Reorganized Arch Coal.  Upon such reversion, the relevant Allowed Claim (and any Claim on account of missed distributions) shall be automatically deemed satisfied, discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.

Notwithstanding any other provision of the Plan, none of the Reorganized Debtors, any Servicer nor any Disbursing Agent shall have any obligation to make a particular distribution to a specific holder of an Allowed Claim if such holder is also the holder of a Disputed Claim.

Notwithstanding any other provision of the Plan, none of the Reorganized Debtors, any Servicer nor any Disbursing Agent shall have any obligation to make any distributions on any Interim Distribution Date unless the sum of all distributions authorized to be made to all holders of Allowed Claims on such Interim Distribution Date exceeds $100,000 in value.

(c)                                  Fractional Shares

Notwithstanding any other provision of the Plan, no fractional shares of New Equity Securities shall be distributed; provided, however, that any fractional shares of New Equity Securities shall be rounded down to the next whole number or zero, as applicable, and no consideration shall be provided in lieu of fractional shares that are rounded down.

(d)                                 Delivery of Distributions — Allowed Claims

Distributions shall only be made to the record holders of Allowed Claims as of the Distribution Record Date.  On the Distribution Record Date, at the close of business for the relevant register, all registers maintained by the Debtors, Reorganized Debtors, any Servicers, the Disbursing Agent, the Indenture Trustees and each of the foregoing’s respective agents, successors and assigns shall be deemed closed for purposes of determining whether a holder of such a Claim is a record holder entitled to distributions under the Plan.  The Debtors, Reorganized Debtors, Servicers, Disbursing Agent, Indenture Trustees and all of their respective agents, successors and assigns shall have no obligation to recognize, for purposes of distributions pursuant to or in any way arising from the Plan (or for any other purpose), any Claims that are transferred after the Distribution Record Date.  Instead, they shall be entitled to recognize only those record holders set forth in the registers as of the Distribution Record Date, irrespective of the number of distributions made under the Plan or the date of such distributions.  Furthermore, if a Claim (other than a First Lien Credit Facility Claim) is transferred 20 or fewer calendar days before the Distribution Record Date, the Disbursing Agent or applicable Servicer, as applicable, shall make distributions to the transferee only if the transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

If any dispute arises as to the identity of a holder of an Allowed Claim that is entitled to receive a distribution pursuant to the Plan, the Disbursing Agent or applicable Servicer may, in lieu of making such distribution to such Person, make the distribution into an escrow account until the disposition thereof is determined by Final Order or by written agreement among the interested parties to such dispute.

Subject to Bankruptcy Rule 9010, a distribution to a holder of an Allowed Claim may be made by the Disbursing Agent in its sole discretion:  (i) to the address set forth on the first page of the Proof of Claim filed by such holder (or at the last known address of such holder if no Proof of Claim is filed or if the Debtors have been notified in writing of a change of address), (ii) to the address set forth in any written notice of an address change delivered to the Disbursing Agent after the date of any related Proof of Claim, (iii) to the address set forth on the Schedules, if no Proof of Claim has been filed and the Disbursing Agent has not received a written notice of an address change or (iv) to the address of any counsel that has appeared in the Chapter 11 Cases on such holder’s behalf.  In the case of a holder whose Claim is governed by an agreement and administered by a Servicer, the applicable Servicer shall make the distribution to the address contained in the official records of such Servicer.

(e)                                  Delivery of Distributions — Allowed First Lien Credit Facility Claims

All distributions of Cash on account of First Lien Credit Facility Claims shall be deposited with the First Lien Agent, as Servicer, for distribution to holders of First Lien Facility Claims in accordance with the terms of the First Lien Transaction Documents.  All distributions other than of Cash on account of First Lien Credit Facility Claims may, with the consent of the First Lien Agent, be made by the Disbursing Agent directly to holders of First Lien Credit Facility Claims in accordance with the terms of the Plan and the First Lien Transaction Documents.  The Reorganized Debtors shall reimburse the First Lien Agent for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred after the Effective Date solely in connection with the implementation of the Plan, including but not limited to, making distributions pursuant to and in accordance with the Plan.

(f)                                   Delivery of Distributions — Allowed Notes Claims

Subject to the provisions of Section 5.4 of the Plan, as to any holder of an Allowed Notes Claim that is held in the name of, or by a nominee of, DTC, the Debtors and the Reorganized Debtors shall seek the cooperation of DTC so that such distribution shall be made through the facilities of DTC on or as soon as practicable on or after the Effective Date.  The Reorganized Debtors shall reimburse the Indenture Trustees for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred after the Effective Date solely in connection with the implementation of the Plan, including but not limited to, making distributions pursuant to and in accordance with the Plan.

Section 6.3.                                Manner of Payment Under Plan

(a)                                 At the Disbursing Agent’s option, any Cash payment may be made by check, wire transfer or any other customary payment method.

(b)                                 The Disbursing Agent shall distribute New Equity Securities or Cash as required under the Plan.  Where the applicable Reorganized Debtor is a Reorganized Subsidiary Debtor, Reorganized Arch Coal shall be deemed to have made a direct capital contribution to the applicable Reorganized Subsidiary Debtor of an amount of Cash to be distributed to the Creditors of such Reorganized Debtor, but only at such time as, and to the extent that, such amounts are actually distributed to holders of Allowed Claims. Any distributions of New Equity Securities or Cash that revert to Reorganized Arch Coal or are otherwise canceled (such as to the extent any distributions have not been claimed within one year) shall revest solely in Reorganized Arch Coal, and no other Reorganized Debtor shall have (nor shall it be considered to ever have had) any ownership interest in the amounts distributed.

(c)                                  Allocation of Plan Distributions Between Principal and Interest

To the extent that any Claim entitled to a distribution under the Plan is based upon any obligation or instrument that is treated for U.S. federal income tax purposes as indebtedness of any Debtor and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

(d)                                 Compliance Matters

In connection with the Plan, each Debtor, each Reorganized Debtor and the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, each Debtor, each Reorganized Debtor and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes or establishing any other mechanisms that the Debtors or the Reorganized Debtors, as applicable, believe are reasonable and appropriate.  For tax purposes, distributions received with respect to Allowed

Claims shall be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims.

The Debtors, the Reorganized Debtors and the Disbursing Agent, as applicable, reserve the right to allocate and distribute all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens and similar encumbrances.

(e)                                  Foreign Currency Exchange Rate

As of the Effective Date, any Claim asserted in a currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate on the Petition Date, as quoted at 4:00 p.m. (New York time), midrange spot rate of exchange for the applicable currency as published in the Wall Street Journal, National Edition, on the day after the Petition Date.

Section 6.4.                                Undeliverable or Non-Negotiated Distributions

If any distribution is returned as undeliverable, no further distributions to the applicable Creditor shall be made unless and until the Disbursing Agent or appropriate Servicer is notified in writing of such Creditor’s then-current address, at which time the undelivered distribution shall be made to such Creditor without interest or dividends.  Undeliverable distributions shall be returned to Reorganized Arch Coal until such distributions are claimed.  All undeliverable distributions under the Plan that remain unclaimed for one year after attempted distribution shall indefeasibly revert to Reorganized Arch Coal.  Upon such reversion, the relevant Allowed Claim (and any Claim on account of missed distributions) shall be automatically discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.  Notwithstanding the foregoing, if GUC Cash Distributions that remain unclaimed for one year after attempted distribution exceed, in the aggregate, $200,000, such undeliverable distributions shall be distributed to the holders of Allowed General Unsecured Claims in accordance with Section 3.2(e) hereof.

Checks issued on account of Allowed Claims shall be null and void if not negotiated within 120 calendar days from and after the date of issuance thereof.  Requests for reissuance of any check must be made directly and in writing to the Disbursing Agent by the holder of the relevant Allowed Claim within the 120-calendar-day period.  After such date, the relevant Allowed Claim (and any Claim for reissuance of the original check) shall be automatically discharged and forever barred, and such funds shall revert to Reorganized Arch Coal, notwithstanding any federal or state escheat laws to the contrary.

Section 6.5.                                Claims Paid or Payable by Third Parties

(a)                                 Claims Paid by Third Parties

To the extent a Creditor receives a distribution on account of a Claim and also receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Creditor shall, within 30 calendar days of receipt thereof, repay and/or return the distribution to the applicable Reorganized Debtor, to the extent the Creditor’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of the Claim as of the date of any such distribution under the Plan.

A Claim may be adjusted or expunged on the official claims register, without a claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court, to the extent that the Creditor receives payment in full or in part on account of such Claim; provided, however, that to the extent the non-Debtor party making the payment is subrogated to the Creditor’s Claim, the non-Debtor party shall have a 30-calendar-day grace period following payment in full to notify the Solicitation and Claims Agent of such subrogation rights.

(b)                                 Claims Payable by Third Parties

To the extent that one or more of the Debtors’ insurers agrees (or if and to the extent any such insurer is required by a court or other tribunal of competent jurisdiction) to satisfy any Claim, then immediately upon such court or other tribunal determination or insurers’ agreement, such Claim may be expunged (to the extent of any agreed-upon or determined satisfaction) on the official claims register without a claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court.

ARTICLE 7
FILING OF ADMINISTRATIVE EXPENSE CLAIMS

Section 7.1.                                Professional Fee Claims

(a)                                 Final Fee Applications

All final requests for payment of Professional Fee Claims must be filed with the Bankruptcy Court by the date that is 60 calendar days after the Confirmation Date.  Such requests shall be filed with the Bankruptcy Court and served as required by the Interim Compensation Order; provided that if any Professional is unable to file its own request with the Bankruptcy Court, such Professional may deliver an original, executed copy and an electronic copy to the Debtors’ attorneys and the Reorganized Debtors at least three Business Days before the deadline, and the Debtors’ attorneys shall file such request with the Bankruptcy Court.  The objection deadline relating to a Final Fee Application shall be 4:00 p.m. (prevailing Central Time) on the date that is 30 calendar days after the filing of such Final Fee Application, and a hearing on such Final Fee Application, if necessary, shall be held no later than 30 calendar days after the objection deadline.  Distributions on account of Allowed Professional Fee Claims shall be made as soon as reasonably practicable after such Claims become Allowed or in accordance with any other applicable Order.

(b)                                 Payment of Interim Amounts

Professionals shall be paid pursuant to the Interim Compensation Order with respect to all calendar months ending before the Confirmation Date and, for the month in which the Confirmation Date occurred, the Confirmation Date and the days prior to the Confirmation Date.

(c)                                  Post-Confirmation Date Fees

Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors and Reorganized Debtors may employ and pay all Professionals, including Professionals of the Creditors’ Committee through the Effective Date, without any further notice to, action by or order or approval of the Bankruptcy Court or any other party.

Section 7.2.                                Administrative Expense Claims

(a)                                 A notice setting forth the Administrative Expense Claim Bar Date will be (i) filed on the Bankruptcy Court’s docket and served with the notice of the Effective Date and (ii) posted on the Debtors’ Case Information Website.  No other notice of the Administrative Expense Claim Bar Date will be provided.

(b)                                 All requests for payment of Administrative Expense Claims that accrued on or before the Effective Date (other than Professional Fee Claims, which are subject to the provisions of Section 7.1 of the Plan) must be filed with the Solicitation and Claims Agent and served on counsel for the Debtors and Reorganized Debtors by the Administrative Expense Claim Bar Date.  Any requests for payment of Administrative Expense Claims pursuant to this Section 7.2 that are not properly filed and served by the Administrative Expense Claim Bar Date shall be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors or any action by the Bankruptcy Court.

(c)                                  The Reorganized Debtors, in their sole discretion, shall have exclusive authority to settle Administrative Expense Claims without further Bankruptcy Court approval.

(d)                                 Unless the Debtors or the Reorganized Debtors object to a timely filed and properly served Administrative Expense Claim by the Claims Objection Deadline, such Administrative Expense Claim shall be deemed allowed in the amount requested.  If the Debtors or the Reorganized Debtors object to an Administrative Expense Claim, the parties may confer to try to reach a settlement and, failing that, the Bankruptcy Court shall determine whether such Administrative Expense Claim should be allowed and, if so, in what amount.

(e)                                  Notwithstanding the foregoing, requests for payment of Administrative Expense Claims need not be filed for Administrative Expense Claims that (i) are for goods or services provided to the Debtors in the ordinary course of business, (ii) previously have been Allowed by Final Order of the Bankruptcy Court, (iii) are for Cure amounts, (iv) are on account of postpetition taxes (including any related penalties or interest) owed by the Debtors or the Reorganized Debtors to any Governmental Unit or (v) the Debtors or Reorganized Debtors have otherwise agreed in writing do not require such a filing.

ARTICLE 8
DISPUTED CLAIMS

Section 8.1.                                Objections to Claims

(a)                                 After the Effective Date, the Reorganized Debtors shall have the sole authority to object to all Claims against the Debtors; provided, however, that the Reorganized Debtors shall not be entitled to object to any Claim that has been expressly allowed by Final Order or under the Plan.  Any objections to Claims shall be filed on the Bankruptcy Court’s docket on or before the Claims Objection Deadline.

(b)                                 Claims objections filed before, on or after the Effective Date shall be filed, served and administered in accordance with the Claims Objection Procedures Order; provided, however, that, on and after the Effective Date, filings and notices need only be served on the relevant claimants.

Section 8.2.                                Resolution of Disputed Claims

On and after the Effective Date, the Reorganized Debtors shall have the sole authority to litigate, compromise, settle, otherwise resolve or withdraw any objections to all Claims against the Debtors and to compromise and settle any such Disputed Claims without notice to or approval by the Bankruptcy Court or any other party; provided, however, that for so long as the Claims Oversight Committee is in existence, the Claims Oversight Committee shall have consent rights with respect to any claim settlement pursuant to which the Reorganized Debtors propose to grant a Creditor an Allowed General Unsecured Claim in an amount exceeding $5 million.  In the event that the Claims Oversight Committee does not consent to any such claim settlement, the Reorganized Debtors shall have the right to seek Bankruptcy Court approval of such claim settlement pursuant to Bankruptcy Rule 9019.  Upon request, the Debtors or the Reorganized Debtors shall also provide the Claims Oversight Committee with a spreadsheet of all General Unsecured Claims, which shall include the filed Claim amounts and any objections asserted thereto.

Section 8.3.                                Estimation of Claims and Interests

The Debtors or Reorganized Debtors may determine, resolve and otherwise adjudicate all Contingent Claims, Unliquidated Claims and Disputed Claims in the Bankruptcy Court or such other court of the Debtors’ or Reorganized Debtors’ choice having jurisdiction over the validity, nature or amount thereof.  The Debtors or the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Contingent Claim, Unliquidated Claim or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code for any reason or purpose, regardless of whether any of the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection.  The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  If the Bankruptcy Court estimates any Contingent Claim, Unliquidated Claim or Disputed Claim, that estimated amount shall constitute the maximum limitation on such Claim, and the Debtors or the Reorganized Debtors may pursue supplementary proceedings to object to the ultimate allowance of such Claim; provided, however, that such limitation shall not apply to Claims requested by the Debtors to be estimated for voting purposes only.

All of the aforementioned objection, estimation and resolution procedures are cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.  Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such Claim unless the holder of such Claim has filed a motion requesting the right to seek such reconsideration on or before 20 calendar days after the date such Claim is estimated by the Bankruptcy Court.

Section 8.4.                                Payments and Distributions for Disputed Claims

(a)                                 No Distributions Pending Allowance

Notwithstanding any other provision in the Plan, no payments or distributions shall be made for a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim has become an Allowed Claim.

(b)                                 Disputed Claims Reserve

(i)                                     On the Initial Distribution Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors shall hold in reserve (the “Disputed Claims Reserve”) the amount of Cash as would likely have been distributed to the holders of all Disputed Claims as if such Disputed Claims had been Allowed on the Effective Date, with the amount of such Allowed Claims to be determined, solely for the purposes of establishing reserves and for maximum distribution purposes, to be the lesser of (A) the asserted amount of the Disputed Claim filed with the Bankruptcy Court as set forth in the nonduplicative Proof of Claim, or (if no proof of such Claim was filed) listed by the Debtors in the Schedules, (B) the amount, if any, estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code or ordered by other order of the Bankruptcy Court, (C) the amount reasonably determined by the Reorganized Debtors, in consultation with the Claims Oversight Committee, or (D) the amount otherwise agreed to by the Debtors or the Reorganized Debtors, as applicable, and the holder of such Disputed Claim for distribution purposes.

(ii)                                  The Disbursing Agent may, at the direction of the Debtors or the Reorganized Debtors, adjust the Disputed Claims Reserve to reflect all earnings thereon (net of any expenses relating thereto, such expenses including any taxes imposed thereon or otherwise payable by the reserve), to be distributed on the Distribution Dates, as required by the Plan. The Disbursing Agent shall hold in the Disputed Claims Reserve all dividends, payments and other distributions made on account of, as well as any obligations arising from, the property held in the Disputed Claims Reserve, to the extent that such property continues to be so held at the time such distributions are made or such obligations arise.  The taxes imposed on the Disputed Claims Reserve (if any) shall be paid by the Disbursing Agent from the property held in the Disputed Claims Reserve, and the Reorganized Debtors shall have no liability for such taxes.

(iii)                               After any reasonable determination by the Reorganized Debtors that the Disputed Claims Reserve should be adjusted downward in accordance with Section 8.4(b)(i) of the Plan, the Disbursing Agent shall, at the direction of the Debtors or the Reorganized Debtors, effect a distribution in the amount of such adjustment as required by the Plan (an “Adjustment Distribution”), and any date of such distribution shall be an Interim Distribution Date.

(iv)                              After all Disputed Claims have become either Allowed Claims or Disallowed Claims and all distributions required pursuant to Section 8.4(c) of the Plan have been made, the Disbursing Agent shall, at the direction of the Reorganized Debtors, effect a final distribution of the Cash remaining in the Disputed Claims Reserve, if any.

(v)                                 It is expected that the Disbursing Agent will (A) make an election pursuant to United States Treasury Regulations section 1.468B-9 to treat the Disputed Claims Reserve as a “disputed ownership fund” within the meaning of that section and (B) allocate taxable income or loss to the Disputed Claims Reserve with respect to any taxable year that would have been allocated to the holders of Disputed Claims had such Claims been Allowed on the Effective Date (but only for the portion of the taxable year with respect to which such Claims are Disputed Claims).  The affected holders of the Disputed Claims shall be bound by such election, if made by the Disbursing Agent.  For federal income tax purposes, absent definitive guidance from the IRS or a contrary determination by a court of competent jurisdiction, the Disbursing Agent shall, to the extent permitted by applicable law, report consistently with the foregoing characterization for state and local income tax purposes.  All affected holders of Disputed Claims shall report, for income tax purposes, consistently with the foregoing.

(c)                                  Distributions After Allowance

To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date, the Disbursing Agent will, out of the Disputed Claims Reserve, distribute to the holder thereof the distribution, if any, to which such holder is entitled under the Plan in accordance with Section 6.2(a) of the Plan.

Section 8.5.                                No Amendments to Claims

A Claim may be amended before the Confirmation Date only as agreed upon by the Debtors and the holder of such Claim or as otherwise permitted by the Bankruptcy Court, the Bankruptcy Rules, the Local Rules or applicable non-bankruptcy law.  On or after the Confirmation Date, the holder of a Claim (other than an Administrative Expense Claim or a Professional Fee Claim) must obtain prior authorization from the Bankruptcy Court or Reorganized Debtors to file or amend a Claim.  Any new or amended Claim (other than Rejection Claims) filed after the Confirmation Date without such prior authorization will not appear on the official claims register and will be deemed disallowed in full and expunged without any action required of the Debtors or the Reorganized Debtors and without the need for any court order.

Section 8.6.                                No Interest

Other than as provided by section 506(b) of the Bankruptcy Code or as specifically provided for in the Plan, the Confirmation Order, the DIP Order or with respect to the DIP

Facility, postpetition interest shall not accrue or be paid on Claims and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right.  Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Claim or Disputed Claim for the period from and after the Effective Date; provided, however, that nothing in this Section 8.6 shall limit any rights of any Governmental Unit to interest under sections 503, 506(b), 1129(a)(9)(A) or 1129(a)(9)(C) of the Bankruptcy Code or as otherwise provided for under applicable law.

ARTICLE 9
EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 9.1.                                Rejection of Executory Contracts and Unexpired Leases

Pursuant to sections 365 and 1123 of the Bankruptcy Code, each executory contract and unexpired lease to which any Debtor is a party shall be deemed automatically rejected by the Debtors effective as of the Effective Date, except for any executory contract or unexpired lease that (i) has been assumed or rejected pursuant to an order of the Bankruptcy Court entered before the Effective Date, (ii) is the subject of a motion to assume or reject pending on the Effective Date, (iii) is assumed, rejected or otherwise treated pursuant to Section 9.3 of the Plan, (iv) is listed on Schedule 9.2(a) or 9.2(b) of the Plan or (v) as to which a Treatment Objection has been filed and properly served by the Treatment Objection Deadline. If an executory contract or unexpired lease either (x) has been assumed or rejected pursuant to an order of the Bankruptcy Court entered before the Effective Date or (y) is the subject of a motion to assume or reject pending on the Confirmation Date, then the listing of any such executory contract or unexpired lease on the aforementioned schedules shall be of no effect.

Section 9.2.                                Schedules of Executory Contracts and Unexpired Leases

(a)                                 Schedules 9.2(a) and 9.2(b) of the Plan shall be filed by the Debtors as specified in Section 15.6 of the Plan and shall represent the Debtors’ then-current good-faith belief regarding the intended treatment of all executory contracts and unexpired leases listed thereon; provided, that the Debtors shall not seek to assume or reject any material executory contract or material unexpired lease of non-residential real property without the consent of the Consenting Lenders and consulting with the Creditors’ Committee.  The Debtors reserve the right, on or before 5:00 p.m. (prevailing Central Time) on the Business Day immediately before the Confirmation Hearing, or such earlier time as may be agreed in writing between the Debtors and the applicable counterparty, to (i) amend Schedules 9.2(a) and 9.2(b) to add, delete or reclassify any executory contract or unexpired lease or amend a proposed assignment and (ii) amend the Proposed Cure, in each case as to any executory contract or unexpired lease previously listed as to be assumed; provided, however, that if the Confirmation Hearing is adjourned, such amendment right shall be extended to 5:00 p.m. (prevailing Central Time) on the Business Day immediately before the rescheduled or continued Confirmation Hearing, and this proviso shall apply in the case of any and all subsequent adjournments of the Confirmation Hearing; provided, further that (a) for Intercompany Contracts and agreements proposed to be rejected as of the above deadline, the Debtors reserve the right to make amendments at any time before Confirmation and (b) the Debtors may amend Schedules 9.2(a) and 9.2(b) to add, delete or reclassify any executory contracts or unexpired leases or amend proposed assignments after such date to the extent agreed with the relevant counterparties.  Pursuant to sections 365 and 1123 of the Bankruptcy Code, and except for executory contracts and unexpired leases as to which a Treatment Objection is properly filed and served by the Treatment Objection Deadline, (x) each of the executory contracts and unexpired leases listed on Schedule 9.2(a) shall be deemed assumed (and, if applicable, assigned) effective as of the Assumption Effective Date specified thereon, and the Proposed Cure specified in the notice mailed to each Assumption Party shall be the Cure and shall be deemed to satisfy fully any obligations the Debtors might have regarding such executory contract or unexpired lease under section 365(b) of the Bankruptcy Code and (y) each of the executory contracts and unexpired leases listed on Schedule 9.2(b) shall be deemed rejected effective as of the Rejection Effective Date specified thereon.

(b)                                 The Debtors shall file initial versions of Schedules 9.2(a) and 9.2(b) and any amendments thereto with the Bankruptcy Court and shall serve all notices thereof only on the DIP Agent, the Consenting Lenders, the Creditors’ Committee and the relevant Assumption Parties and Rejection Parties.  For any executory contract or unexpired lease first listed on Schedule 9.2(b) later than the date that is 10 calendar days before the Voting Deadline, the Debtors shall use their best efforts to notify the DIP Agent, the Consenting Lenders, the Creditors’ Committee and the applicable Rejection Party promptly of such proposed treatment via facsimile, email or telephone at any notice address or number included in the relevant executory contract or unexpired lease or as otherwise timely provided in writing to the Debtors by any such counterparty or its counsel.

(c)                                  For any executory contracts or unexpired leases first listed on Schedule 9.2(b) later than the date that is 10 calendar days before the Voting Deadline, affected Rejection Parties shall have five calendar days from the date of such amendment to Schedule 9.2(b) to object to Confirmation of the Plan.  For any executory contracts or unexpired leases first listed on Schedule 9.2(b) later than the date that is five calendar days before the Confirmation Hearing, affected Rejection Parties shall have until the Confirmation Hearing to object to Confirmation of the Plan.

(d)                                 The listing of any contract or lease on Schedule 9.2(a) or 9.2(b) is not an admission that such contract or lease is an executory contract or unexpired lease or that any Debtor has any liability thereunder.  The Debtors reserve the right to assert that any of the agreements listed on Schedule 9.2(a) or 9.2(b) are not executory contracts or unexpired leases.

(e)                                  Nothing in the Plan or the Confirmation Order shall be deemed to be a finding or conclusion that any permit, license or other instrument listed on Schedule 9.2(a) or 9.2(b) is an executory contract and/or unexpired lease and/or subject to section 365 of the Bankruptcy Code as a result of being listed thereon if such permit, license or other instrument is not an executory contract and/or unexpired lease and/or not subject to section 365, and all parties to such permits, licenses or other instruments reserve all rights with respect thereto.

Section 9.3.                                Categories of Executory Contracts and Unexpired Leases to Be Assumed

Pursuant to sections 365 and 1123 of the Bankruptcy Code, each of the executory contracts and unexpired leases within the following categories shall be deemed assumed as of the

Effective Date (and the Proposed Cure for each, other than the Surety Bonds and the D&O Liability Insurance Policies, shall be zero dollars), except for any such executory contract or unexpired lease (i) that has been previously assumed or rejected pursuant to an order of the Bankruptcy Court, (ii) that is the subject of a motion to assume or reject pending on the Confirmation Date, (iii) that is listed on Schedule 9.2(a) or 9.2(b), (iv) that is otherwise expressly assumed or rejected pursuant to the terms of the Plan or (v) as to which a Treatment Objection has been filed and properly served by the Treatment Objection Deadline.

(a)                                 Customer Programs, Foreign Agreements, Insurance Plans, Intercompany Contracts, Surety Bonds and Workers’ Compensation Plans

Subject to the terms of the first paragraph of this Section 9.3, each Customer Program, Foreign Agreement, Insurance Plan, Intercompany Contract and Workers’ Compensation Plan shall be deemed assumed in its entirety effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each category of contracts listed in the prior sentence. Nothing contained in Section 9.3(a) shall constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any Entity, including, without limitation, the insurer under any of the Insurance Plans.  All Proofs of Claim on account of or in respect of any agreement covered by this Section 9.3(a) shall be deemed withdrawn automatically on the Effective Date without any further notice to or action by the Bankruptcy Court.

Subject to the terms of the first paragraph of this Section 9.3, each Surety Bond shall be deemed assumed with the Surety’s consent effective as of the Effective Date and each Reorganized Debtor party thereto shall pay any and all premium and other obligations due or that may become due on or after the Effective Date; provided that, in lieu of the assumption of a Surety Bond, a Surety may elect to issue a name-change rider to any such Surety Bond or to issue new surety bonds naming the applicable Reorganized Debtor as permittee/principal.  Additionally, as specified in Section 11.4(d), each obligation of a Debtor that is covered by a Surety Bond, including, but not limited to, obligations of the Debtors to various Governmental Units for reclamation of mines, are not being released, discharged, precluded or enjoined by the Plan or the Confirmation Order and shall remain obligations of the applicable Reorganized Debtor as of the Effective Date.  Nothing contained in this Section 9.3(a) shall constitute or be deemed a waiver of any Cause of Action that any Debtor may hold against any entity.  On the Effective Date, provided that all unpaid premiums and loss adjustment expenses that are due to a Surety as of the Effective Date are paid to the applicable Surety, all associated Proofs of Claim on account of or in respect of any agreement with such Surety covered by this Section 9.3(a) shall be deemed withdrawn automatically and without further notice to or action by the Bankruptcy Court.

Each Reorganized Debtor shall be deemed to have assumed as of the Effective Date, and shall continue to perform under, any of its indemnity agreements in place with each such Surety immediately prior to the Petition Date (the “Indemnity Agreements”).  To the extent that Restructuring Transactions create new corporate entities or change the relative corporate position of Arch Coal as parent, then each new corporate entity and/or the new corporate parent will execute an Indemnity Agreement.  In addition to the foregoing assumption of the Indemnity Agreements, each applicable Reorganized Debtor shall enter into a new indemnity agreement with Arch Insurance Company, Fidelity & Deposit Company of Maryland, Lexon Insurance Company, Ironshore Indemnity, Inc., Bond Safeguard Insurance Company and Westchester Fire Insurance Company, which agreements shall be on the same terms and conditions as the existing Indemnity Agreements with such Surety except as otherwise agreed by the Reorganized Debtors in their sole discretion.  Failure to expressly identify any Indemnity Agreement in any schedule pursuant to Section 9.2 shall not imply the rejection or failure to assume that agreement.   Notwithstanding any other provision of the Plan, all letters of credit, proceeds from drawn letters of credit, if any, or other collateral issued to the Sureties as security for a Debtor’s and/or Reorganized Debtor’s obligations under an existing or new Surety Bond or Indemnity Agreement shall remain in place to secure against any “loss” or “default” (as defined in the applicable Indemnity Agreement) incurred by the respective Surety in accordance with the applicable, assumed Indemnity Agreement, and the Sureties’ respective rights to draw on such letters of credit pursuant to the applicable Indemnity Agreement shall remain unaffected.

Notwithstanding any other provisions of the Plan or Confirmation Order, nothing in the injunction and release provisions of the Plan, including Sections 11.4, 11.8 and 11.9, shall be deemed to apply to the Sureties or to the Sureties’ claims, nor shall these provisions be interpreted to bar, impair, alter, diminish or enlarge the rights or obligations of the Sureties vis-a-vis any parties other than the Debtors or the Reorganized Debtors, or prevent or otherwise limit the Sureties from exercising their rights under any of the Surety Bonds, letters of credit, Indemnity Agreements, Surface Mining Control and Reclamation Act or the common law of suretyship.

(i)                                     No Impairment of Rights Under Insurance Plans and Workers’ Compensation Plans

Nothing in the Disclosure Statement, the Plan, the Plan Supplement, the Confirmation Order or any other document related to any of the foregoing (including, without limitation, Sections 9.4 and 9.7 of the Plan, any provision that purports to be preemptory or supervening or grants an injunction or release, or requires a party to opt out of any releases): (A) alters the rights and obligations of the Debtors, the Debtors’ insurers and/or third party administrators (or any of their respective affiliates) under any Insurance Plans or Workers’ Compensation Plans, (including, but not limited to, (i) any agreement to arbitrate disputes, (ii) any provisions regarding the provision, maintenance, use, nature and priority of collateral/security, (iii) any provisions regarding the payment of amounts within any deductible by the Debtors’ insurers and/or third party administrators and the obligation of the Debtors to pay or reimburse the applicable insurer and/or third party administrator therefor; and (iv) any provision regarding notice of claims and settlements and the rights and duties with respect to the defense and settlement of claims); (B) modifies the coverage provided under any Insurance Plans or Workers’ Compensation Plans or the terms and conditions thereof except that on and after the Effective Date, the Reorganized Debtors shall become and remain liable in full for all of the Debtors’ obligations under the Insurance Plans and Workers’ Compensation Plans regardless of whether such obligations arise before or after the Effective Date without the requirement or need for any insurer and/or third party administrator to file an Administrative Claim or Treatment Objection; or (C) releases or impairs the claims or collateral of the insurers or third party administrators under the Insurance Plans and/or Workers’ Compensation Plans. Any rights or obligations under the Insurance Plans and Workers’ Compensation Plans shall be determined under the applicable Insurance Plans or Workers’ Compensation Plans and applicable non-bankruptcy law.

(ii)                                  Continuance of Workers’ Compensation Claims and Direct Actions

The automatic stay of Bankruptcy Code section 362(a) and the injunctions set forth in Article 11 of the Plan, if and to the extent applicable, shall be deemed lifted without further order of this Court, solely to permit:  (A) claimants with valid workers’ compensation claims under any Workers’ Compensation Plan or direct action claims covered by the Insurance Plans to proceed with their claims; (B) the Debtors’ insurers and/or third party administrators to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (i) all valid workers’ compensation claims arising under the Workers’ Compensation Plans, (ii) all claims where a claimant asserts a direct claim against any of the Debtors’ insurers under applicable non-bankruptcy law, or an order has been entered by this Court granting a claimant relief from the automatic stay to proceed with its claim, and (iii) all costs in relation to each of the foregoing; and (C) the insurers and third party administrators to draw against any or all of the collateral or security provided by or on behalf of the Debtors (or the Reorganized Debtors, as applicable) at any time and hold the proceeds thereof as security for the obligations of the Debtors (or the Reorganized Debtors, as applicable) and/or apply such proceeds to the obligations of the Debtors (and the Reorganized Debtors, as applicable) under the applicable Insurance Plans and/or Workers’ Compensation Plans in such order as the insurer or third party administrator may determine.

(b)                                 Directors and Officers Insurance Policies and Agreements

To the extent that the D&O Liability Insurance Policies issued to, or entered into by, the Debtors prior to the Petition Date constitute executory contracts, notwithstanding anything in the Plan (including Section 9.4 of the Plan) to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ aforementioned assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan confirmation of the Plan shall not discharge, impair or otherwise modify any obligations of the Debtors or the Debtors’ insurers, regardless of when they arise, under the D&O Liability Insurance Policies.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any of the D&O Liability Insurance Policies with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such D&O Liability Insurance Policy for the full term of such policy regardless of whether such directors and officers remain in such positions after the Effective Date.

(c)                                  Certain Indemnification Obligations

Notwithstanding anything in the Plan (including Section 9.4 of the Plan), each Indemnification Obligation to a director, officer, manager or employee who was employed by any of the Debtors in such capacity on the Effective Date or immediately prior thereto shall be deemed assumed effective as of the Effective Date.  Each Indemnification Obligation that is deemed assumed pursuant to the Plan shall (i) remain in full force and effect, (ii) not be modified, reduced, discharged, impaired or otherwise affected in any way, (iii) be deemed and treated as an executory contract pursuant to sections 365 and 1123 of the Bankruptcy Code regardless of whether or not Proofs of Claim have been filed with respect to such obligations and (iv) survive Unimpaired and unaffected irrespective of whether such indemnification is owed for an act or event occurring before, on or after the Petition Date.

Notwithstanding anything contained in the Plan, the Reorganized Debtors, in their sole discretion, may (but have no obligation to) continue to honor each Indemnification Obligation to a director, officer, manager or employee that was no longer employed by any of the Debtors in such capacity on or immediately prior to the Effective Date, unless such obligation (i) shall have been previously rejected by the Debtors by Final Order of the Bankruptcy Court, (ii) is listed on Schedule 9.2(b) of the Plan or (iii) is otherwise expressly rejected pursuant to the terms of the Plan or any Notice of Intent to Assume or Reject; provided that, for each such director, officer, manager or employee, the Reorganized Debtors shall be permitted to honor Indemnification Obligations solely to the extent of available coverage under the applicable D&O Liability Insurance Policy (and payable from the proceeds of such D&O Liability Insurance Policies).

(d)                                 Employee Benefits

As of the Effective Date, unless specifically listed on Schedule 9.2(a) or 9.2(b) or rejected or otherwise addressed by an order of the Bankruptcy Court (including, without limitation, by virtue of the Debtors having been granted the authority to terminate any such plan, policy, program or agreement or the Bankruptcy Court determining that the Debtors cannot successfully reorganize absent such termination), the Debtors and the Reorganized Debtors, in their sole discretion, may (but have no obligation to) honor, in the ordinary course of business, the Debtors’ written contracts, agreements, policies, programs and plans for, among other things, compensation, reimbursement, healthcare benefits, disability benefits, deferred compensation benefits, travel benefits (including retiree travel benefits), vacation and sick leave benefits, savings, severance benefits, retirement benefits, welfare benefits, relocation programs, life insurance and accidental death and dismemberment insurance, including written contracts, agreements, policies, programs and plans for incentive compensation for the directors, officers and employees of any of the Debtors who served in such capacity at any time.  To the extent that the above-listed contracts, agreements, policies, programs and plans are executory contracts, pursuant to sections 365 and 1123 of the Bankruptcy Code, unless a Treatment Objection is timely filed and properly served, each of them will be deemed assumed (as modified or terminated) as of the Effective Date with a Cure of zero dollars.  However, notwithstanding anything else herein, the assumed plans shall be subject to modification in accordance with the terms thereof at the discretion of the Reorganized Debtors.  Notwithstanding anything to the contrary herein, the Debtors and the Reorganized Debtors shall honor, in the ordinary course of business, (i) the change-in-control agreements among the Debtors and certain of their employees (as described in the Debtors’ proxy statement dated March 20, 2015 pursuant to Section 14(a) of the Exchange Act), as amended (the “Change-in-Control Agreements”) and (ii) all awards granted in respect of the annual incentive compensation program and the performance unit component of the long-term incentive performance plan as approved by the Debtors’ board of directors prior to May 31, 2016, provided, however, that the Debtors’ senior management shall waive their right to receive the first $6 million in the aggregate of any amounts earned in respect of the 2016 annual incentive compensation program and/or the 2014 long-term incentive performance plan. To the extent any of the agreements or awards in the foregoing sentence is an executory contract, it shall be deemed assumed (or, as applicable, deemed amended per the foregoing proviso and assumed) pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date with a Cure of zero dollars.

Notwithstanding anything to the contrary herein, (i) any claim by an employee of any of the Debtors under any of the Debtors’ healthcare plans that arose on or prior to the Effective Date but that has not been paid on or prior to the Effective Date shall be honored by the Debtors or the Reorganized Debtors in the ordinary course of business after the Effective Date, and (ii) if the Debtors seek to modify or terminate any retiree benefits on or prior to the Effective Date, such modification or termination shall be subject to section 1114 of the Bankruptcy Code to the extent applicable.

(e)                                  Pension Plans

On the Effective Date, the Debtors shall assume and continue the Pension Plans, and the PBGC shall be deemed to have withdrawn with prejudice the contingent Proofs of Claim filed by the PBGC against the Debtors. On and after the Effective Date, the Debtors shall pay PBGC premiums in accordance with 29 U.S.C. § 1307, satisfy the minimum funding standards pursuant to 26 U.S.C. §§ 412, 430 and 29 U.S.C. § 1082 and administer the Pension Plans in accordance with the applicable provisions of ERISA.

Section 9.4.                                Assumption and Rejection Procedures and Resolution of Treatment Objections

(a)                                 Proposed Assumptions

(i)                                     As to any executory contract or unexpired lease to be assumed pursuant to any provision of the Plan or any Notice of Intent to Assume or Reject, unless an Assumption Party files and properly serves a Treatment Objection by the Treatment Objection Deadline, such executory contract or unexpired lease shall be deemed assumed and, if applicable, assigned as of the applicable Assumption Effective Date proposed by the Debtors or Reorganized Debtors, without any further notice to or action by the Bankruptcy Court, and any obligation the Debtors or Reorganized Debtors may have to such Assumption Party with respect to such executory contract or unexpired lease under section 365(b) of the Bankruptcy Code shall be deemed fully satisfied by the Proposed Cure, if any, which shall be the Cure.

(ii)                                  Any objection to the assumption or assignment of an executory contract or unexpired lease that is not timely filed and properly served shall be denied automatically and with prejudice (without the need for any objection by the Debtors or the Reorganized Debtors and without any further notice to or action, order or approval by the Bankruptcy Court), and any Claim relating to such assumption or assignment shall be forever barred from assertion and shall not be enforceable against any Debtor or Reorganized Debtor or their respective Estates or properties without the need for any objection by the Debtors or the Reorganized Debtors and without any further notice to or action, order or approval by the Bankruptcy Court, and any obligation the Debtors or the Reorganized Debtors may have under section 365(b) of the Bankruptcy Code (over and above any Proposed Cure) shall be deemed fully satisfied, released and discharged, notwithstanding any amount or information included in the Schedules or any Proof of Claim.

(b)                                 Proposed Rejections

(i)                                     As to any executory contract or unexpired lease to be rejected pursuant to any provision of the Plan or any Notice of Intent to Assume or Reject, unless a Rejection Party files and properly serves a Treatment Objection by the Treatment Objection Deadline, such executory contract or unexpired lease shall be deemed rejected as of the Rejection Effective Date proposed by the Debtors or Reorganized Debtors without any further notice to or action by the Bankruptcy Court.

(ii)                                  Any objection to the rejection of an executory contract or unexpired lease that is not timely filed and properly served shall be deemed denied automatically and with prejudice (without the need for any objection by the Debtors or the Reorganized Debtors and without any further notice to or action, order or approval by the Bankruptcy Court).

(c)                                  Resolution of Treatment Objections

(i)                                     On and after the Effective Date, the Reorganized Debtors may, in their sole discretion, settle Treatment Objections without any further notice to or action by the Bankruptcy Court or any other party (including by paying any agreed Cure amounts).

(ii)                                  For each executory contract or unexpired lease as to which a Treatment Objection is timely filed and properly served and that is not otherwise resolved by the parties after a reasonable period of time, the Debtors, in consultation with the Bankruptcy Court, shall schedule a hearing on such Treatment Objection and provide at least 21 calendar days’ notice of such hearing to the relevant Assumption Party or Rejection Party.  Unless the Bankruptcy Court expressly orders or the parties agree otherwise, any assumption or rejection approved by the Bankruptcy Court notwithstanding a Treatment Objection shall be effective as of the Assumption Effective Date or Rejection Effective Date originally proposed by the Debtors or specified in the Plan.

(iii)                               Any Cure shall be paid as soon as reasonably practicable following the entry of a Final Order resolving an assumption dispute and/or approving an assumption (and, if applicable, assignment), unless the Debtors or Reorganized Debtors file a Notice of Intent to Assume or Reject under Section 9.4(d).

(iv)                              No Cure shall be allowed for a penalty rate or default rate of interest, each to the extent not proper under the Bankruptcy Code or applicable law.

(d)                                 Reservation of Rights

If a Treatment Objection is filed regarding any executory contract or unexpired lease sought to be assumed or rejected by any of the Reorganized Debtors, the Reorganized Debtors

reserve the right (i) to seek to assume or reject such agreement at any time before the assumption, rejection or assignment of, or Cure for, such agreement is determined by Final Order and (ii) to the extent a Final Order is entered resolving a dispute as to Cure or the permissibility of assignment (but not approving the assumption of the executory contract or unexpired lease sought to be assumed), to seek to reject such agreement within 14 calendar days after the date of such Final Order, in each case by filing with the Bankruptcy Court and serving upon the applicable Assumption Party or Rejection Party, as the case may be, a Notice of Intent to Assume or Reject.

Section 9.5.                                Rejection Claims

Any Rejection Claim must be filed with the Solicitation and Claims Agent by the Rejection Bar Date.  Any Rejection Claim for which a Proof of Claim is not properly filed and served by the Rejection Bar Date shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors or their respective Estates or properties.  The Debtors or the Reorganized Debtors may contest any Rejection Claim in accordance with Section 8.1 of the Plan.

Section 9.6.                                Assignment

To the extent provided under the Bankruptcy Code or other applicable law, any executory contract or unexpired lease transferred and assigned pursuant to the Plan shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such executory contract or unexpired lease (including those of the type described in section 365(b)(2) of the Bankruptcy Code) that prohibits, restricts or conditions such transfer or assignment.  To the extent provided under the Bankruptcy Code or other applicable law, any provision that prohibits, restricts or conditions the assignment or transfer of any such executory contract or unexpired lease or that terminates or modifies such executory contract or unexpired lease or allows the counterparty to such executory contract or unexpired lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment constitutes an unenforceable anti-assignment provision and is void and of no force or effect.  Any assignment by the Reorganized Debtors of an executory contract or unexpired lease after the Effective Date shall be governed by the terms of the executory contract or unexpired lease and applicable non-bankruptcy law.

Section 9.7.                                Approval of Assumption, Rejection, Retention or Assignment of Executory Contracts and Unexpired Leases

(a)                                 Entry of the Confirmation Order by the Bankruptcy Court shall, subject to the occurrence of the Effective Date, constitute approval of the rejections, retentions, assumptions and/or assignments contemplated by the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code.  Each executory contract and unexpired lease that is assumed (and/or assigned) pursuant to the Plan, shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms as of the applicable Assumption Effective Date, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing or providing for its assumption (and/or assignment) or applicable federal law.

(b)                                 The provisions (if any) of each executory contract or unexpired lease assumed and/or assigned pursuant to the Plan that are or may be in default shall be deemed satisfied in full by the Cure, or by an agreed-upon waiver of the Cure.  Upon payment in full of the Cure, any and all Proofs of Claim based upon an executory contract or unexpired lease that has been assumed in the Chapter 11 Cases or under the terms of the Plan shall be deemed disallowed and expunged with no further action required of any party or order of the Bankruptcy Court.

(c)                                  Confirmation and consummation of the Plan and consummation of the Restructuring Transactions shall not constitute a change of control under any executory contract or unexpired lease assumed by the Debtors on or prior to the Effective Date, including the Change-in-Control Agreements.

Section 9.8.                                Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided by the Plan or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed, whether or not such executory contract or unexpired lease relates to the use, acquisition or occupancy of real property, shall include (i) all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements and any other interests in real estate or rights in remedy related to such premises, unless any of the foregoing agreements has been or is rejected pursuant to an order of the Bankruptcy Court or is otherwise rejected as part of the Plan.

Modifications, amendments, supplements and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtors during the Chapter 11 Cases and actions taken in accordance therewith (i) do not alter in any way the prepetition nature of the executory contracts and unexpired leases, or the validity, priority or amount of any Claims against the Debtors that may arise under the same, (ii) are not and do not create postpetition contracts or leases, (iii) do not elevate to administrative expense priority any Claims of the counterparties to the executory contracts and unexpired leases against any of the Debtors and (iv) do not entitle any Entity to a Claim under any section of the Bankruptcy Code on account of the difference between the terms of any prepetition executory contracts or unexpired leases and subsequent modifications, amendments, supplements or restatements.

ARTICLE 10
PROVISIONS REGARDING GOVERNANCE OF THE REORGANIZED DEBTORS

Section 10.1.                         Organizational Action

(a)                                 On and after the Effective Date, the adoption, filing, approval and ratification, as necessary, of all limited liability company, corporate or related actions contemplated hereby for each of the Reorganized Debtors, including the Restructuring Transactions, shall be deemed authorized and approved in all respects. Without limiting the foregoing, such actions may include: (i) the adoption and filing of an amendment to the New Certificate of Incorporation, (ii) the adoption of the New Bylaws, (iii) the adoption and filing of the Reorganized Subsidiary Debtors’ Certificates of Incorporation and Reorganized Subsidiary Debtors’ Certificates of Formation, as applicable, (iv)  the approval of the Reorganized Subsidiary Debtors’ Bylaws and Reorganized Subsidiary Debtors’ Operating Agreements, as applicable, (v) the election or appointment, as the case may be, of directors, officers, managers or managing members for the Reorganized Debtors, (vi) the issuance of the New Equity Securities, (vii) the Restructuring Transactions to be effectuated pursuant to the Plan and (viii) the qualification of any Reorganized Debtors as foreign corporations if and wherever the conduct of business by such entities requires such qualifications.

(b)                                 All matters provided for herein involving the organizational structure of any Debtor or any Reorganized Debtor, or any limited liability company or corporate action required by any Debtor or any Reorganized Debtor in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of such Debtor or Reorganized Debtor or by any other stakeholder.

(c)                                  On and after the Effective Date, the appropriate officers of each Reorganized Debtor and members of the board of directors, board of managers or equivalent body of each Reorganized Debtor are authorized and directed to issue, execute, deliver, file and record any and all agreements, documents, securities, deeds, bills of sale, conveyances, releases and instruments contemplated by the Plan in the name of and on behalf of such Reorganized Debtor and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Section 10.2.                         Organizational Documents

(a)                                 The New Certificate of Incorporation and the New Bylaws shall be amended or deemed amended as may be required to be consistent with the provisions of the Plan and the Bankruptcy Code including, among other purposes, to authorize the New Equity Securities.  After the Effective Date, the Reorganized Debtors may amend and restate their certificates of incorporation, limited liability company agreements, or other analogous organizational documents, as applicable, as permitted by applicable law.

(b)                                 Subject to the Restructuring Transactions, the Reorganized Subsidiary Debtors’ organizational documents in effect before the Effective Date shall remain in effect after the Effective Date.  After the Effective Date, any of the Reorganized Debtors may file amended and restated certificates of incorporation (or other formation documents, if applicable) with the Secretary of State in any appropriate jurisdiction.

Section 10.3.                         Directors and Officers of the Reorganized Debtors

(a)                                 Subject to the Restructuring Transactions, on the Effective Date, the management, control and operation of each Reorganized Debtor shall become the general responsibility of the board of directors, members or managing members, as applicable, of such Reorganized Debtor or other governing body as provided in the applicable governing documents.

(b)                                 On the Effective Date, the term of the members of the Board shall expire and such members shall be replaced by the New Board.  The New Board will initially consist of seven members:  (i) the Chief Executive Officer; and (ii) six directors selected by the Majority Consenting Lenders in consultation with the Chief Executive Officer, at least one of which shall be independent.  The classification and composition of the New Board shall be consistent with the New Certificate of Incorporation and the New Bylaws.  In the Plan Supplement, to the extent known, the Debtors will disclose pursuant to section 1129(a)(5) of the Bankruptcy Code the identity and affiliations of the Persons proposed to serve on the New Board.  The New Board members shall serve from and after the Effective Date in accordance with applicable non-bankruptcy law and the terms of the New Certificate of Incorporation and the New Bylaws.

(c)                                  Subject to the Restructuring Transactions, and except as specified in the Plan Supplement, the managers, managing members and members of the boards of directors, as applicable, of the Subsidiary Debtors before the Effective Date shall continue to serve in their current capacities as of the Effective Date.  The classification and composition of the managers, managing members and members of the boards of directors, as applicable, of the Reorganized Subsidiary Debtors shall be consistent with the Reorganized Subsidiary Debtors’ Certificates of Formation, the Reorganized Subsidiary Debtors’ Certificates of Incorporation, the Reorganized Subsidiary Debtors’ Bylaws and the Reorganized Subsidiary Debtors’ Operating Agreements, as applicable.  Each such director, manager or managing member, as applicable, shall serve from and after the Effective Date in accordance with applicable non-bankruptcy law and the terms of the relevant Reorganized Debtor’s constituent documents.

(d)                                 Subject to the Restructuring Transactions and any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, and except as otherwise specified in the Plan Supplement, the principal officers of each Debtor immediately before the Effective Date will be the officers of the corresponding Reorganized Debtor as of the Effective Date.  Each such officer shall serve from and after the Effective Date in accordance with applicable non-bankruptcy law and the terms of such Reorganized Debtor’s constituent documents.

ARTICLE 11
EFFECT OF CONFIRMATION

Section 11.1.                         Vesting of Assets

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document created pursuant to the Plan or in the Confirmation Order, upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property (including all interests, rights and privileges related thereto) of each of the Debtors shall vest in each of the respective Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges and other interests.  All Liens, Claims, encumbrances, charges and other interests shall be deemed fully released and discharged as of the Effective Date, except as otherwise provided in the Plan or the Confirmation Order.  Except as otherwise provided in the Plan or the Confirmation Order, as of the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and settle and compromise Claims and Interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules and the Local Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code with respect to the Debtors.

Section 11.2.                         Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document created pursuant to the Plan or the Confirmation Order, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date in accordance with the Plan, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released, settled, discharged and compromised, and all rights, titles and interests of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall revert to the Reorganized Debtors and their successors and assigns.  The Reorganized Debtors shall be authorized to file any necessary or desirable documents to evidence such release in the name of the party secured by such pre-Effective Date mortgages, deeds of trust, Liens, pledges or other security interests.

Section 11.3.                         Releases and Discharges

The releases and discharges of Claims and Causes of Action described in the Plan, including releases by the Debtors and by holders of Claims, constitute good-faith compromises and settlements of the matters covered thereby and are consensual.  Such compromises and settlements are made in exchange for consideration and are in the best interest of holders of Claims, are fair, equitable, reasonable and are integral elements of the resolution of the Chapter 11 Cases in accordance with the Plan.  Each of the discharge, release, indemnification and exculpation provisions set forth in the Plan (i) is within the jurisdiction of the Bankruptcy Court under sections 1334(a), 1334(b) and 1334(e) of title 28 of the United States Code, (ii) is an essential means of implementing the Plan, (iii) is an integral and non-severable element of the transactions incorporated into the Plan, (iv) confers a material benefit on, and is in the best interests of, the Debtors, their Estates and their Creditors, (v) is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties-in-interest in the Chapter 11 Cases with respect to the Debtors, (vi) is fair, equitable and reasonable and in exchange for good and valuable consideration and (vii) is consistent with sections 105, 1123, 1129 and other applicable provisions of the Bankruptcy Code.

Section 11.4.                         Discharge and Injunction

(a)                                 Except as otherwise specifically provided in the Plan or the Confirmation Order, the rights afforded in the Plan and the payments and distributions to be made hereunder shall discharge all existing debts of, and Claims against, the Debtors and shall terminate all Interests in the Debtors, as well as all interests of any kind, nature or description whatsoever in or against any of the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code.  Except as otherwise specifically provided in the Plan or the Confirmation Order, upon the Effective Date, all existing Claims against the Debtors and Interests in the Debtors shall be, and shall be deemed to be, discharged and terminated, and all holders of such Claims and Interests (and all representatives, trustees or agents on behalf of each holder) shall be precluded and enjoined from asserting against the Reorganized Debtors, their successors or assignees, or any of their assets or properties, any other or further Claim or Interest based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a Proof of Claim and whether or not the facts or legal bases therefore were known or existed prior to the Effective Date.  The Confirmation Order shall be a judicial determination of the discharge of all Claims against, liabilities of and Interests in the Debtors, subject to the occurrence of the Effective Date.

(b)                                 Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise specifically provided in the Plan or the Confirmation Order, each holder (as well as any representatives, trustees or agents on behalf of each holder) of a Claim or Interest and any Affiliate of such holder shall be deemed to have forever waived, released and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights and liabilities that arose prior to the Effective Date.  Upon the Effective Date, all such Persons and Entities shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against, or terminated Interest in, the Debtors.

(c)                                  Except as otherwise specifically provided in the Plan or the Confirmation Order, all Persons or Entities who have held, hold or may hold Claims or Interests that arose prior to the Effective Date and all other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, representatives and Affiliates, are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim (including, without limitation, a Section 510(b) Claim) against or Interest in the Debtors, the Reorganized Debtors or property of any Debtors or Reorganized Debtors, other than to enforce any right to a distribution pursuant to the Plan, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors, the Reorganized Debtors or property of any Debtors or Reorganized Debtors, other than to enforce any right to a distribution pursuant to the Plan, (iii) creating, perfecting or enforcing any Lien or encumbrance of any kind against the Debtors or Reorganized Debtors or against the property or interests in property of the Debtors or Reorganized Debtors other than to enforce any right to a distribution pursuant to the Plan or (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or Reorganized Debtors or against the property or interests in property of the Debtors or Reorganized Debtors, with respect to any such Claim or Interest.  Such injunction shall extend to any successors or assignees of the Debtors and Reorganized Debtors and their respective properties and interest in properties.

(d)                                 Nothing in the Plan or the Confirmation Order

(i)                         releases, discharges, exculpates, precludes, or enjoins the enforcement of:

(A) any liability or obligation to, or any Claim or any Cause of Action by, a Governmental Unit under any applicable Environmental Law to which any Reorganized Debtor is subject to the extent that it is the owner, lessee, permittee, controller, or operator of real property or a mining operation after the Effective Date (whether or not such liability, obligation,

Claim, or cause of action is based in whole or part on acts or omissions prior to the Effective Date);

(B) the obligations under the Consent Decrees in United States et al. v. Arch Coal, Inc., et al., 2:11-cv-00133 (S.D. W.Va.) and United States et al. v. Arch Coal, Inc., et al., 2:15-cv-11838 (S.D. W.Va.);

(C) any liability to a Governmental Unit under Environmental Law, the Mine Act, any state mine safety law, ERISA or other applicable police or regulatory law, in each case, that is not a Claim;

(D) any liability or obligation of the Debtors, the Reorganized Debtors, or any predecessor thereto under the Black Lung Benefits Act, 30 U.S.C. §§ 901-944, or any liability or obligation of any Person or Entity under any insurance policy, letter of credit, or other instrument securing any liability or obligation of the Debtors, the Reorganized Debtors, or any predecessor thereto under the Black Lung Benefits Act;

(E) any Claim of a Governmental Unit under any Environmental Law, ERISA, or other applicable police or regulatory law, in each case, arising after the Effective Date;

(F) any liability to a Governmental Unit on the part of any Person or Entity other than the Debtors or Reorganized Debtors, or any claim assertable by a Governmental Unit against any Person or Entity other than the Debtors or Reorganized Debtors;

(H) any liability under Environmental Law or ERISA on the part of any Entity other than the Debtors or Reorganized Debtors; or

(I) any valid right of setoff or recoupment by any Governmental Unit.

Notwithstanding clauses (i) and (ii) hereof, and for the avoidance of doubt, any civil penalty payable under Section V of the Consent Decree in United States et al. v. Arch Coal, Inc. et al., 2:15-cv-11838 (S.D. W. Va.) may only be enforceable as a General Unsecured Claim under the Plan.

(ii)                      shall enjoin or otherwise bar any Governmental Unit from asserting or enforcing, outside this Bankruptcy Court, any liability described in the preceding clause (i) hereof, or shall divest any tribunal of any jurisdiction it may have under Environmental Law, ERISA, or other applicable police or regulatory law to adjudicate any defense asserted under the Plan or the Confirmation Order; or

(iii)                   authorizes the transfer or assignment of any (i) license, (ii) permit, (iii) registration, (iv) lease, (v) authorization, (vi) approval, (vii) agreement, (viii) contract, (ix) deed restriction or (x) institutional control, in each case, with a Governmental Unit, or the discontinuation of any obligation thereunder, without compliance with all applicable legal requirements and approvals under non-bankruptcy laws and regulations.

(iv)                  relieves the Debtors or the Reorganized Debtors from the obligation to comply with the Communications Act of 1934, as amended, and the rules, regulations and orders promulgated thereunder by the Federal Communications Commission (“FCC”).  No transfer of control of the Debtors or transfer of any federal licenses or authorizations issued by the FCC shall take place prior to the issuance of FCC regulatory approval for such transfer of control or transfer of licenses or authorizations pursuant to applicable FCC regulations.  The FCC’s rights and powers to take any action pursuant to its regulatory authority, including, but not limited to, imposing any regulatory conditions on such transfers, are fully preserved, and nothing herein shall proscribe or constrain the FCC’s exercise of such power or authority.

(e)                                  Nothing in this Plan or the Confirmation Order, shall (i) release, waive, or discharge any liability or obligation of the Debtors sought to be enforced pursuant to Ohio Valley Environmental Coalition, et al. v. Mingo Logan Coal Company, LLC, Civil Action No. 2:15-cv-11150 (S.D. W. Va.) or Ohio Valley Environmental Coalition, et al. v. Coal-Mac, Inc., Civil Action No. 3:15-cv-15232 (S.D. W. Va.) or (ii) preclude the prosecution of such liabilities or obligations against the Reorganized Debtors to the fullest extent permitted by applicable law from and after the Effective Date, in each case of (i) and (ii), solely to the extent such liability or obligation is not a Claim.

(f)                                   No provision of the Plan, the Confirmation Order or section 1141 of the Bankruptcy Code shall be construed to discharge, release or relieve any party, in any capacity, from liabilities under any law or regulatory provision with respect to the Pension Plans.  The PBGC and the Pension Plans shall not be enjoined or precluded from enforcing such liability as a result of any provision of the Plan, the Confirmation Order or section 1141 of the Bankruptcy Code.

(g)                                  No provision of the Plan, the Confirmation Order or section 1141 of the Bankruptcy Code shall be construed to discharge, release, preclude, exculpate or relieve any party, in any capacity, from any liability or obligation under the Coal Industry Retiree Health Benefit Act of 1992.  The United Mine Workers of America Combined Benefit Plan and the United Mine Workers of America 1992 Benefit Plan shall not be enjoined or precluded from asserting or enforcing, outside this Bankruptcy Court, any such obligation or liability as a result of any provision of the Plan, the Confirmation Order, section 1141 of the Bankruptcy Code or otherwise.  No provision of the Plan, the Confirmation Order or section 1141 of the Bankruptcy Code shall divest any tribunal of any jurisdiction it may have under the Coal Industry Retiree Health Benefit Act of 1992 or other applicable law to adjudicate any defense with respect to any such obligation or liability asserted under the Plan or the Confirmation Order.

Section 11.5.                         Term of Injunction or Stays

Unless otherwise provided herein, any injunction or stay arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code or otherwise that is in existence on the Confirmation Date shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

Section 11.6.                         Exculpation

Pursuant to the Plan, and except as otherwise specifically provided in the Plan or the Confirmation Order, none of the Released Parties shall have or incur any liability to any holder of a Claim, Cause of Action or Interest for any act or omission in connection with, related to or arising out of, the Chapter 11 Cases, the negotiation of any settlement or agreement, contract, instrument, release or document created or entered into in connection with the Plan or in the Chapter 11 Cases (including the Plan Supplement, the DIP Facility, the Restructuring Support Agreement and, in each case, any documents related thereto), the pursuit of confirmation of the Plan, the consummation of the Plan, the preparation and distribution of the Disclosure Statement, the offer, issuance and distribution of any securities issued or to be issued under or in connection with the Plan, any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors or the administration of the Plan or the property to be distributed under the Plan, except for any act or omission that is determined in a Final Order to have constituted willful misconduct (including, without limitation, actual fraud) or gross negligence. Each Released Party shall be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, the Plan.

Section 11.7.                         Release by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan (including Section 11.12 of the Plan) or the Confirmation Order, on and after the Effective Date, for good and valuable consideration, including their cooperation and contributions to the Chapter 11 Cases, the Released Parties shall be deemed released and discharged by the Debtors, the Reorganized Debtors and their Estates from any and all Claims, obligations, debts, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, asserted or unasserted, existing or hereinafter arising, in law, equity or otherwise, whether for tort, fraud, contract, violations of federal or state laws or otherwise, including Avoidance Actions, those Causes of Action based on veil piercing or alter-ego theories of liability, contribution, indemnification, joint liability or otherwise that the Debtors, the Reorganized Debtors, their Estates or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity or that any holder of a Claim or Interest or other Entity would have been legally entitled to assert derivatively for or on behalf of the Debtors, their Estates or the Reorganized Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Exchange Offers, the purchase, sale or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party excluding any assumed executory contract or lease, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Support Agreement, the DIP Facility, the Loan Documents (as defined in the First Lien Credit Agreement), the New First Lien Debt Facility Documents or, in each case, related agreements, instruments or other documents, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined in a Final Order to have constituted willful misconduct, actual fraud or gross negligence; provided, however, that if any Released Party directly or indirectly brings or asserts any Claim or Cause of Action that has been released or is contemplated to be released pursuant to the Plan in any way arising out of or related to any document or transaction that was in existence prior to the Effective Date against any other Released Party, then the release set forth in this Section 11.7 shall automatically and retroactively be null and void ab initio with respect to the Released Party bringing or asserting such Claim or Cause of Action; provided further that the immediately preceding proviso shall not apply to (i) any action by a Released Party in the Bankruptcy Court (or any other court determined to have competent jurisdiction), including any appeal therefrom, to prosecute the amount, priority or secured status of any prepetition or ordinary course administrative Claim against the Debtors, (ii) any release or indemnification provided for in any settlement or granted under any other court order, (iii) any action by the DIP Agent or DIP Lenders to enforce their rights under the DIP Facility relating to Contingent DIP Obligations, or (iv) any action by the First Lien Agent or the First Lien Lenders to enforce their rights under Sections 5.9 or 11.3 of the First Lien Credit Agreement, provided that, in the case of (i) through (iv), the Debtors shall retain all defenses related to any such action.  Notwithstanding anything to the contrary in the foregoing, the releases set forth in this Section 11.7 do not release any post-Effective Date obligations of any of the Released Parties under the Plan, any of the Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Section 11.8.                         Voluntary Releases by the Holders of Claims and Interests

Except as otherwise specifically provided in the Plan or the Confirmation Order, on and after the Effective Date, for good and valuable consideration, holders of Claims that (i) are deemed to have accepted or rejected the Plan or vote to accept or reject the Plan and (ii) are provided with a notice or Ballot, as applicable, providing them with the right to opt out of the releases contained in this Section 11.8 and (iii) do not elect to exercise such right shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Released Parties from any and all Claims, interests, obligations, debts, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, asserted or unasserted, existing or hereinafter arising, in law, equity or otherwise, whether for tort, fraud, contract, violations of federal or state laws or otherwise, including those Avoidance Actions, Causes of Action based on veil piercing or alter-ego theories of liability, contribution, indemnification, joint liability or otherwise that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, the Estates, the restructuring, the Chapter 11 Cases, the DIP Facility, the Loan Documents (as defined in the First Lien Credit Agreement), the Exchange Offers, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or

Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party excluding any assumed executory contract or lease, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Restructuring Support Agreement, the DIP Credit Agreement, the Plan Supplement, the New First Lien Debt Facility Documents or, in each case, related agreements, instruments or other documents, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined in a Final Order to have constituted willful misconduct (including, without limitation, actual fraud) or gross negligence; provided that any holder of a Claim that elects to opt out of the releases contained in this Section 11.8 shall not receive the benefit of the releases set forth in this Section 11.8 (even if for any reason otherwise entitled); and provided further that any Person who (A) is or was a participant in the Arch Coal, Inc. Thrift Savings Plan, (B) is provided with a notice or Ballot in connection with a Claim unrelated to the Arch Coal, Inc. Thrift Savings Plan and (C) does not elect to opt out of the releases contained in this Section 11.8 on such notice or Ballot, shall not be deemed to have provided the releases contained in this Section 11.8 of any Claim as a class member in connection with Douglas R. Roe, et al., v. Arch Coal, Inc., et al., Case No. 4:15-CV-910 (CEJ) (the “ERISA Litigation”).  Notwithstanding anything to the contrary in the foregoing, the releases set forth in this Section 11.8 do not release any post-Effective Date obligations of any of the Released Parties under the Plan, any of the Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Section 11.9.                         Injunction

Except as otherwise specifically provided in the Plan or the Confirmation Order, all Persons and Entities who have held, hold or may hold Claims, interests, Causes of Action, Interests or liabilities that: (i) are subject to compromise and settlement pursuant to the terms of the Plan; (ii) have been released pursuant to Section 11.7 hereof; (iii) have been released pursuant to Section 11.8 hereof; (iv) are subject to exculpation pursuant to Section 11.6 hereof, including exculpated claims (but only to the extent of the exculpation provided in Section 11.6 hereof); or (v) are otherwise stayed or terminated pursuant to the terms of the Plan, are permanently enjoined and precluded, from and after the Effective Date, from: (A) commencing or continuing in any manner any action or other proceeding of any kind, whether directly, derivatively or otherwise, including on account of any claims, interests, Causes of Action or liabilities that have been compromised or settled against any Released Party (or the property or estate of any Released Party) on account of or in connection with or with respect to any released, settled, compromised, or exculpated Claims, interests, Causes of Action or liabilities; (B) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against any Released Party or its property on account of or in connection with or with respect to any such released, settled, compromised, or exculpated Claims, interests, Causes of Action, or liabilities; (C) creating, perfecting or enforcing any Lien, Claim, or encumbrance of any kind against any Released Party or its property on account of or in connection with or with respect to any such released, settled, compromised, or exculpated Claims, interests, Causes of Action, or liabilities; (D) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from any Released Party or its property on account of or in connection with or with respect to any such released, settled, compromised, or exculpated Claims, interests, Causes of Action or liabilities (unless such holder has filed a timely Proof of Claim with the Bankruptcy Court preserving the right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise); and (E) commencing or continuing in any manner any action or other proceeding of any kind against any Released Party or its property on account of or in connection with or with respect to any such released, settled, compromised, or exculpated Claims, interests, Causes of Action, or liabilities released, settled or compromised pursuant to the Plan; provided that nothing contained herein shall preclude a Person or Entity from obtaining benefits directly and expressly provided to such Person or Entity pursuant to the terms of the Plan; provided, further, that nothing contained herein shall be construed to prevent any Person or Entity from defending against claims objections or collection actions whether by asserting a right of setoff or otherwise to the extent permitted by law; and provided further that nothing in the Plan, the Confirmation Order, or any of the Plan Documents shall preclude the plaintiffs or the class in the ERISA Litigation from, after the Effective Date, (a) to the extent permitted by applicable law, conducting discovery of the Reorganized Debtors (including, for the avoidance of doubt, any committee or subcommittee of the Board) in connection with the ERISA Litigation, including, but not limited to, seeking production of documents in the possession, custody, or control of the Reorganized Debtors or their agents; (b) prosecuting their claims against Arch Coal or Reorganized Arch Coal through settlement or final judgment in the court where the ERISA Litigation is pending (including any appeals therefrom) and seeking and/or obtaining recovery from Arch Coal or Reorganized Arch Coal on account thereof, solely to the extent of (i) available insurance coverage and any proceeds thereof and (ii) any distribution provided to holders of Allowed General Unsecured Claims pursuant to this Plan; or (c) continuing to prosecute the claims and causes of action asserted or to be asserted against any non-Debtor in the ERISA Litigation, including, but not limited to, entering into or enforcing any settlement or judgment obtained in connection with or relating to the ERISA Litigation involving any relevant insurance policy, the proceeds thereof, or otherwise; and nor shall anything in the Plan or Confirmation Order provide the plaintiffs or the class in the ERISA Litigation with any additional or other rights than otherwise existing as of the Effective Date.

Section 11.10.                  Setoff and Recoupment

The Debtors and the Reorganized Debtors may, but shall not be required to, set off or recoup against any Claim and any Cash distribution to be made on account of such Claim, any and all Claims, rights and Causes of Action of any nature that the Debtors may have against the holder of such Claim pursuant to the Bankruptcy Code or applicable non-bankruptcy law; provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim shall constitute a waiver, abandonment or release by the Debtors or the Reorganized Debtors of any such Claims, rights and Causes of Action that the Debtors or the Reorganized Debtors may have against the holder of such Claim.

Section 11.11.                  Avoidance Actions

On the Effective Date, the Reorganized Debtors shall be deemed to waive and release all Avoidance Actions; provided that, except as expressly provided in this Article 11 or the Confirmation Order, the Reorganized Debtors shall retain the right to assert any Claims assertable in any Avoidance Action as defenses or counterclaims in any Cause of Action brought by any Creditor.

Section 11.12.                  Preservation of Causes of Action

(a)                                 Except as expressly provided in this Article 11 or the Confirmation Order, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or Causes of Action that the Debtors, the Reorganized Debtors or the Estates may have or that the Reorganized Debtors may choose to assert on behalf of their respective Estates under any provision of the Bankruptcy Code or any applicable non-bankruptcy law, including, without limitation, (i) any and all Causes of Action or Claims against any Person or Entity, to the extent such Person or Entity asserts a crossclaim, counterclaim and/or claim for setoff that seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors or representatives or (ii) the turnover of any property of the Estates to the Debtors.

(b)                                 Except as set forth in this Article 11 or the Confirmation Order, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or Causes of Action that the Debtors had immediately prior to the Petition Date or the Effective Date against or regarding any Claim left Unimpaired by the Plan.  The Reorganized Debtors shall have, retain, reserve and be entitled to assert all such rights and Causes of Action as fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any Claim left Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

(c)                                  Except as set forth in this Article 11 or the Confirmation Order, nothing contained in the Plan or the Confirmation Order shall be deemed to release any post-Effective Date obligations of any party under the Plan, or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Section 11.13.                  Compromise and Settlement of Claims and Controversies

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise of all Claims, Causes of Action and controversies relating to the contractual, legal and subordination rights that a holder of an Allowed Claim may have against any Debtor, or any distribution to be made on account of such an Allowed Claim.  Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the benefits provided under the Plan and as a mechanism to effect a fair distribution of value to the Debtors’ constituencies, except as set forth in the Plan, the provisions of the Plan shall also constitute a good-faith compromise of all Claims, Causes of

Action and controversies by any Debtor against any other Debtor or against the Released Parties, including, without limitation, the Causes of Action and controversies asserted in the Standing Motions and the GSO Complaint, which shall be deemed withdrawn with prejudice automatically on the Effective Date without any further notice to or action by the Bankruptcy Court.  In each case, the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, their Estates and the holders of such Claims and is fair, equitable and reasonable.  In accordance with the provisions of the Plan, pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice or action, order or approval of the Bankruptcy Court, the Debtors may compromise and settle Claims against them and Causes of Action against other Entities and after the Effective Date, such right shall pass to the Reorganized Debtors.

Section 11.14.                  Preservation of Documents

Notwithstanding anything to the contrary in this Plan or in the Confirmation Order, the Debtors, the Reorganized Debtors, and/or any transferee of their books and records (including books, records, documents, files, electronic data in whatever format (including native format), and tangible objects) relevant or potentially relevant to the ERISA Litigation (collectively, “Books and Records”) shall preserve and maintain such Books and Records to the extent required by and in a manner consistent with the applicable provisions of Federal Rules of Civil Procedure 26 and 34 and applicable law as if the Debtors or the Reorganized Debtors, as applicable, were parties to the ERISA Litigation, until the earliest to occur of (a) entry of a final and nonappealable order of judgment and (b) settlement, in either instance, with respect to all defendants in the ERISA Litigation.  Notwithstanding the foregoing, if the Reorganized Debtors determine that they no longer have any need for such Books and Records, they may destroy or abandon such Books and Records if agreed to by counsel of record to the plaintiffs in the ERISA Litigation or if permitted to do so as a result of a final, non-appealable order or orders of either the Bankruptcy Court or the court(s) in which the ERISA Litigation is pending, entered after a hearing on reasonable notice to parties-in-interest, including counsel of record for all plaintiffs and defendants in the ERISA Litigation.

ARTICLE 12
CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVENESS OF THE PLAN

Section 12.1.                         Conditions to Confirmation

Confirmation of the Plan will not occur unless each of the following conditions has been satisfied or waived in accordance with Section 12.3 of the Plan:

(a)                                 The Confirmation Order shall be entered and shall be in form and substance reasonably acceptable to the Majority Consenting Lenders, the Creditors’ Committee, and, solely to the extent provided for in the Restructuring Support Agreement, the Initial Consenting Noteholders; and

(b)                                 The Plan Supplement and all of the schedules, documents and exhibits contained therein shall have been filed in form and substance reasonably acceptable to the Debtors and the Majority Consenting Lenders, the Creditors’ Committee and, solely to the extent provided for in the Restructuring Support Agreement, the Initial Consenting Noteholders.

Section 12.2.                         Conditions to Effectiveness

The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied on or prior to the Effective Date or waived in accordance with Section 12.3 of the Plan:

(a)                                 The Confirmation Order shall have been entered and shall not be subject to a stay nor have been rescinded, vacated or reversed on appeal;

(b)                                 The New First Lien Debt Facility Documents shall have been duly executed and delivered by the Reorganized Debtors parties thereto, and all conditions precedent to the consummation of the New First Lien Debt Facility shall have been waived or satisfied in accordance with the terms thereof, and the closing of the New First Lien Debt Facility shall have occurred;

(c)                                  All documents and agreements necessary to implement the Plan, including the Plan Supplement and the Confirmation Order, shall be in form and substance reasonably acceptable to the Majority Consenting Lenders, the Creditors’ Committee and, solely to the extent provided for in the Restructuring Support Agreement, the Initial Consenting Noteholders, and shall each have been executed;

(d)                                 Any amendments, modifications or supplements to the Plan (including the Plan Supplement) shall be reasonably acceptable to the Debtors, the Majority Consenting Lenders, the Creditors’ Committee and, solely to the extent provided for in the Restructuring Support Agreement, the Initial Consenting Noteholders;

(e)                                  All reasonable and documented fees and expenses (including attorney’s fees and fees for other retained professionals, advisors and consultants) of the Consenting Lenders, the DIP Agent, the First Lien Agent and the agent under the New First Lien Debt Facility incurred in connection with the Chapter 11 Cases, the negotiation and formulation of the Plan, DIP Facility and New First Lien Debt Facility and related documents, and all transactions set forth herein or necessary to implement and consummate the Plan (whether incurred before or after the Petition Date), in each case, that are owed pursuant to the DIP Order, shall have been paid;

(f)                                   The Securitization Facility shall be reinstated on terms substantially as set forth in the Plan Supplement and otherwise acceptable to the Securitization Parties in their sole discretion and reasonably acceptable to the Majority Consenting Lenders;

(g)                                  The Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are necessary to implement the Plan and that are required by law, regulation or order;

(h)                                 Each of the Certificate of Incorporation, the New Bylaws, the Reorganized Subsidiary Debtors’ Certificates of Incorporation, the Reorganized Subsidiary Debtors’ Certificates of Formation, the Reorganized Subsidiary Debtors’ Bylaws and the Reorganized Subsidiary Debtors’ Operating Agreements, as applicable, will be in full force and effect as of the Effective Date;

(i)                                     The Effective Date shall be no later than 15 days after the Confirmation Date, unless such condition is waived by the Majority Consenting Lenders; and

(j)                                    Provided that GSO Capital shall not have elected to opt out of the releases set forth in Section 11.8 of the Plan, and thereby shall have agreed to release, upon the Effective Date, any and all Claims, obligations, debts, rights, suits, damages, Causes of Action, remedies and liabilities against the Debtors and the First Lien Secured Parties, including the Directing Lenders, including, without limitation, the claims asserted by GSO Capital in the GSO Complaint related to the Debtors, the Chapter 11 Cases and certain private debt exchange offers launched by certain of the Debtors on July 2, 2015, GSO Capital Partners, LP (or such affiliates thereof as it may direct) shall have received $5 million from the Debtors in respect of the Debtors’ obligation to indemnify the Directing Lenders under Section 11.3 of the First Lien Credit Agreement, and the GSO Complaint shall be deemed withdrawn with prejudice.

Section 12.3.                         Waiver of Conditions to Confirmation or Effectiveness

The Debtors, with the prior written consent of the Majority Consenting Lenders, to the extent directly and materially adverse to the holders of Notes Claims or General Unsecured Claims under the Plan, the Creditors’ Committee and, solely to the extent provided for in the Restructuring Support Agreement, the Initial Consenting Noteholders, may waive any of the conditions set forth in Section 12.1 or Section 12.2 hereof at any time, without any notice to other parties-in-interest or the Bankruptcy Court and without any formal action other than proceeding to confirm and/or consummate the Plan; provided, that to the extent any such condition provides that any document or action be reasonably acceptable to the Creditors’ Committee, such condition shall not be waived without the consent of the Creditors’ Committee; provided, further, that the condition set forth in Section 12.2(j) may not be waived without the prior written consent of GSO Capital.  The failure to satisfy any condition before the Confirmation Date or the Effective Date may be asserted by the Debtors as a reason not to seek Confirmation or declare an Effective Date, regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors, in their sole discretion).  The failure of the Debtors, the Majority Consenting Lenders or the Creditors’ Committee to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

ARTICLE 13
MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

Section 13.1.                         Plan Modifications

(a)                                 Subject to certain restrictions and requirements set forth in section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, and those restrictions on modifications set forth in the Plan, the Debtors may alter, amend or modify the Plan, including the Plan Supplement, without additional disclosure pursuant to section 1125 of the Bankruptcy Code prior to the Confirmation Date, provided that any such alteration, amendment or modification shall be reasonably acceptable to the Majority Consenting Lenders, the Creditors’ Committee and, solely to the extent provided for in the Restructuring Support Agreement, the Initial Consenting Noteholders.  After the Confirmation Date and before substantial consummation of the Plan, the Debtors may institute proceedings in the Bankruptcy Court pursuant to section 1127(b) of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistencies in the Plan, including the Plan Supplement, the Disclosure Statement or the Confirmation Order relating to such matters as may be necessary to carry out the purposes and effects of the Plan.

(b)                                 After the Confirmation Date, but before the Effective Date, the Debtors, with the consent of the Majority Consenting Lenders, the Creditors’ Committee and, solely to the extent provided for in the Restructuring Support Agreement, the Initial Consenting Noteholders, may make appropriate technical adjustments and modifications to the Plan, including the Plan Supplement, without further order or approval of the Bankruptcy Court; provided that such adjustments and modifications do not materially and adversely affect the treatment of holders of Claims or Interests.

Section 13.2.                         Revocation or Withdrawal of the Plan and Effects of Non-Occurrence of Confirmation or Effective Date

The Debtors reserve the right to revoke, withdraw or delay consideration of the Plan before the Confirmation Date, either entirely or as to any one or more of the Debtors, and to file subsequent amended plans of reorganization.  If the Plan is revoked, withdrawn or delayed as to fewer than all of the Debtors, such revocation, withdrawal or delay shall not affect the enforceability of the Plan as it relates to the Debtors for which the Plan is not revoked, withdrawn or delayed.  If the Debtors revoke or withdraw the Plan in its entirety or if the Confirmation Date or the Effective Date does not occur, then, absent further order of the Bankruptcy Court, (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise not previously approved by Final Order of the Bankruptcy Court embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases effected by the Plan and any document or agreement executed pursuant hereto, shall be deemed null and void and (iii) nothing contained in the Plan shall (A) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person or Entity, (B) prejudice in any manner the rights of such Debtors or any other Person or Entity or (C) constitute an admission of any sort by the Debtors or any other Person or Entity.

If the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction over any request to extend the deadline for assuming or rejecting executory contracts or unexpired leases.

ARTICLE 14
RETENTION OF JURISDICTION BY THE BANKRUPTCY COURT

On and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, to the fullest extent permissible under law, over all matters arising out of and related to the Chapter 11 Cases for, among other things, the following purposes:

(a)                                 To hear and determine all matters relating to the assumption or rejection of executory contracts or unexpired leases and the allowance of Cure amounts and Claims resulting therefrom;

(b)                                 To hear and determine any motion, adversary proceeding, application, contested matter or other matter pending on or commenced after the Confirmation Date in the Bankruptcy Court;

(c)                                  To hear and determine all matters relating to the allowance, disallowance, liquidation, classification, priority or estimation of any Claim against any of the Debtors;

(d)                                 To hear and determine matters relating to the DIP Facility and the DIP Order;

(e)                                  To ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

(f)                                   To hear and determine all applications for compensation and reimbursement of Professional Fee Claims;

(g)                                  To hear and determine any disputes with the Claims Oversight Committee;

(h)                                 To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i)                                     To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing;

(j)                                    To issue injunctions, enter and implement other orders and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation or enforcement of the Plan, the Confirmation Order or any other order of the Bankruptcy Court;

(k)                                 To issue such orders as may be necessary to construe, enforce, implement, execute and consummate the Plan;

(l)                                     To enter, implement or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated;

(m)                             To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including the expedited determination of tax under section 505(b) of the Bankruptcy Code);

(n)                                 To hear and determine any other matters related to the Plan and not inconsistent with the Bankruptcy Code;

(o)                                 To determine any other matters that may arise in connection with or are related to the Plan, the Disclosure Statement, the Approval Order, the Confirmation Order, any of the Plan Documents or any other contract, instrument, release or other agreement or document related to the Plan, the Disclosure Statement or the Plan Supplement; provided that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court and any disputes concerning documents contained in the Plan Supplement shall be governed in accordance with the provisions of such documents;

(p)                                 To recover all assets of the Debtors and property of the Debtors’ Estates, which shall be for the benefit of the Reorganized Debtors, wherever located;

(q)                                 To hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge;

(r)                                    To hear and determine any rights, Claims or Causes of Action held by or accruing to the Debtors or the Reorganized Debtors pursuant to the Bankruptcy Code or pursuant to any federal or state statute or legal theory;

(s)                                   To enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases with respect to any Person or Entity;

(t)                                    To hear any other matter not inconsistent with the Bankruptcy Code; and

(u)                                 To enter a final decree closing the Chapter 11 Cases.

Unless otherwise specifically provided herein or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims against the Debtors that arose prior to the Effective Date.

ARTICLE 15
MISCELLANEOUS

Section 15.1.                         Exemption from Transfer Taxes and Recording Fees

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, Transfer or exchange of notes or equity securities under the Plan, the creation, the filing or recording of any mortgage,

deed of trust or other security interest, the making, assignment, filing or recording of any lease or sublease, the transfer of title to or ownership of any of the Debtors’ interests in any property, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, the Plan Documents, the New Common Stock, the New Warrants and any agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee or other similar tax or governmental assessment in the United States.  The Confirmation Order shall direct the appropriate federal, state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Section 15.2.                         Expedited Tax Determination

The Reorganized Debtors may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for or on behalf of such Debtors or Reorganized Debtors for all taxable periods ending on or before the Effective Date.

Section 15.3.                         Payment of Statutory Fees

All fees payable pursuant to section 1930(a) of title 28 of the United States Code and/or section 3717 of title 31 of the United States Code, as determined by the Bankruptcy Court, shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or closed, whichever occurs first.

Section 15.4.                         Dissolution of the Creditors’ Committee

After the occurrence of the Effective Date, the Creditors’ Committee’s functions shall be restricted to, and the Creditors’ Committee shall not be heard on any issue except, applications filed pursuant to sections 330 and 331 of the Bankruptcy Code.  Upon the resolution of all applications filed by the Creditors’ Committee pursuant to sections 330 and 331 of the Bankruptcy Code, the Creditors’ Committee shall dissolve.  Upon the dissolution of the Creditors’ Committee, the current and former members of the Creditors’ Committee and their respective officers, employees, counsel, advisors and agents shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention or employment of the Creditors’ Committee’s respective attorneys, accountants and other agents shall terminate.

Section 15.5.                         Claims Oversight Committee

On the Effective Date, the “Claims Oversight Committee” shall be formed with its rights expressly limited to those set forth in Section 8.2 hereof.  The Claims Oversight Committee shall consist of not more than three members appointed by and from the Creditors’ Committee and may adopt by-laws governing its conduct.  The Claims Oversight Committee members shall serve without compensation.  The reasonable and documented fees and expenses of any professionals employed by the Claims Oversight Committee shall be payable exclusively from the GUC Cash Distribution.  To facilitate the payment of such fees and expenses, on the Effective Date, $200,000 of the GUC Cash Distribution shall be placed into a separate account by the Debtors.  Unless the Claims Oversight Committee votes to disband earlier, the existence of the Claims Oversight Committee, and all rights and powers associated therewith, shall terminate on the date on which all Disputed General Unsecured Claims have been resolved, or on the date on which the Reorganized Debtors reasonably estimate that there are no remaining Disputed General Unsecured Claims that will ultimately be Allowed in an amount exceeding $5 million and so advise the Claims Oversight Committee in writing (which notice must be sent via email to all members of the Claims Oversight Committee and counsel to the Claims Oversight Committee, if any).

Section 15.6.                         Plan Supplement

Draft forms of certain Plan Documents and certain other documents, agreements, instruments, schedules and exhibits specified in the Plan shall, where expressly so provided for in the Plan, be contained in the Plan Supplement and filed from time to time.  Unless otherwise expressly provided in the Plan, the Debtors shall file the Plan Supplement five (5) days prior to the Voting Deadline and may alter, modify or amend any Plan Supplement document in accordance with Section 13.1 of the Plan.  Holders of Claims or Interests may obtain a copy of the Plan Supplement on the Debtors’ Case Information Website or the Bankruptcy Court’s Website.

Section 15.7.                         Claims Against Other Debtors

Nothing in the Plan or the Disclosure Statement or any document or pleading filed in connection therewith shall constitute or be deemed to constitute an admission that any of the Debtors are subject to or liable for any Claim against any other Debtor.

Section 15.8.                         Substantial Consummation

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

Section 15.9.                         Section 1125 of the Bankruptcy Code

As of and subject to the occurrence of the Confirmation Date: (i) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125(a) and 1125(e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (ii) the Debtors and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan and, therefore, are not, and on account of such offer, issuance and solicitation shall not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

Section 15.10.                  Severability

If any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Section 15.11.                  Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules, the Local Rules or other federal law is applicable, or to the extent the Plan, an exhibit or a schedule hereto, a Plan Document or any settlement incorporated herein provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

Section 15.12.                  Binding Effect

The Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former holders of Claims against the Debtors or Interests in the Debtors and their respective heirs, executors, administrators, successors and assigns.

Section 15.13.                  Notices

To be effective, any notice, request or demand to or upon, as applicable, the Debtors, the Creditors’ Committee or the United States Trustee must be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually received and confirmed by the relevant party as follows:

If to the Debtors:

Arch Coal, Inc.

One CityPlace Drive, Suite 300

St. Louis, Missouri 63141

Attention:                                         Robert G. Jones (bjones@archcoal.com)

                                                                                                Rosemary L. Klein (rklein@archcoal.com)

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:                                         Marshall S. Huebner (marshall.huebner@davispolk.com)

                                                                                                Brian M. Resnick (brian.resnick@davispolk.com)

                                                                                                Michelle M. McGreal (michelle.mcgreal@davispolk.com)

Telephone:  (212) 450-4000
Facsimile:  (212) 607-7983

If to the United States Trustee:

Office of the United States Trustee

111 S. 10th St., Suite 6353

St. Louis, Missouri 63102-1125

Attention:                                         Leonora S. Long

Telephone:  (314) 539-2976

If to the Consenting Lenders:

Kaye Scholer LLP
250 West 55th Street
New York, New York 10019
Attention:                                         Mark F. Liscio (mark.liscio@kayescholer.com)

                                                                                                Scott D. Talmadge (scott.talmadge@kayescholer.com)

Telephone:  (212) 836-8000
Facsimile:  (212) 836-8689

-and-

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:                                         Brian S. Hermann (bhermann@paulweiss.com)

                                                                                                Sarah Harnett (sharnett@paulweiss.com)

Telephone:  (212) 373-3000
Facsimile:  (212) 757-3990

If to the Reorganized Debtors:

Arch Coal, Inc.

One CityPlace Drive, Suite 300

St. Louis, Missouri 63141

Attention:                                         Robert G. Jones (bjones@archcoal.com)

                                                                                                Rosemary L. Klein (rklein@archcoal.com)

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:                                         Marshall S. Huebner (marshall.huebner@davispolk.com)

                                                                                                Brian M. Resnick (brian.resnick@davispolk.com)

                                                                                                Michelle M. McGreal (michelle.mcgreal@davispolk.com)

Telephone:  (212) 450-4000
Facsimile:  (212) 607-7983

If to the Creditors’ Committee:

Kramer, Levin, Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10035

Attention:                                         Thomas Moers Mayer (tmayer@kramerlevin.com)

                                                                                                Douglas Mannal (dmannal@kramerlevin.com)

                                                                                                Rachael Ringer (rringer@kramerlevin.com)

Telephone:  (212) 715-9100

Facsimile:  (212) 715-8000

If to the DIP Agent:

Seward & Kissel, LLP

One Battery Park Plaza

New York, New York 10004

Attention:                                         Ronald L. Cohen (cohen@sewkis.com)

                                                                                                Laurie Binder (binder@sewkis.com)

                                                                                                Michael Tenenhaus (tenenhaus@sewkis.com)

Telephone:  (212) 574-1200

Facsimile:  (212) 480-8421

Section 15.14.                  Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order.  Before the Effective Date, none of the filing of the Plan, any statement or provision contained herein or the taking of any action by the Debtors related to the Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors of any kind, including as to the holders of Claims or Interests or as to any treatment or classification of any contract or lease.

Section 15.15.                  Further Assurances

The Debtors, the Reorganized Debtors and all holders of Claims receiving distributions hereunder and all other parties in interest may and shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

Section 15.16.                  Case Management Order

Except as otherwise provided herein, the Case Management Order shall remain in full force and effect, and all Court Papers (as defined in the Case Management Order) shall be filed and served in accordance with the procedures set forth in the Case Management Order; provided that on and after the Effective Date, Court Papers (as defined in the Case Management Order) need only be served on the attorneys for the Reorganized Debtors, Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, Attention: Marshall S. Huebner and Michelle M. McGreal; provided further that final requests for payment of Professional Fee Claims filed pursuant to Section 7.1(a) of the Plan (and all Court Papers related thereto) shall also be served on (i) the Office of the United States Trustee for the Eastern District of Missouri, 111 S. 10th Street, Suite 6353, St. Louis, Missouri 63102-1125, Attention: Leonora S. Long and (ii) counsel to the Creditors’ Committee, Kramer, Levin, Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10035, Attention: Thomas Moers Mayer and Douglas Mannal.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

Dated:                             St. Louis, Missouri
[•], 2016

Respectfully submitted,

Arch Coal, Inc. (for itself and on behalf of all Debtors)

By:
Name:
Title:

Schedule A

Debtor Entities

1.	ACI Terminal, LLC	37.	ICG Eastern, LLC
2.	Allegheny Land Company	38.	ICG Eastern Land, LLC
3.	Apogee Holdco, Inc.	39.	ICG Illinois, LLC
4.	Arch Coal, Inc.	40.	ICG Natural Resources, LLC
5.	Arch Coal Sales Company, Inc.	41.	ICG Tygart Valley, LLC
6.	Arch Coal West, LLC	42.	International Coal Group, Inc.
7.	Arch Development, LLC	43.	Jacobs Ranch Coal LLC
8.	Arch Energy Resources, LLC	44.	Jacobs Ranch Holdings I LLC
9.	Arch Reclamation Services, Inc.	45.	Jacobs Ranch Holdings II LLC
10.	Arch Western Acquisition Corporation	46.	Juliana Mining Company, Inc.
11.	Arch Western Acquisition, LLC	47.	King Knob Coal Co., Inc.
12.	Arch Western Bituminous Group, LLC	48.	Lone Mountain Processing, Inc.
13.	Arch Western Finance LLC	49.	Marine Coal Sales Company
14.	Arch Western Resources, LLC	50.	Melrose Coal Company, Inc.
15.	Arch of Wyoming, LLC	51.	Mingo Logan Coal Company
16.	Ark Land Company	52.	Mountain Coal Company, L.L.C.
17.	Ark Land KH, Inc.	53.	Mountain Gem Land, Inc.
18.	Ark Land LT, Inc.	54.	Mountain Mining, Inc.
19.	Ark Land WR, Inc.	55.	Mountaineer Land Company
20.	Ashland Terminal, Inc.	56.	Otter Creek Coal, LLC
21.	Bronco Mining Company, Inc.	57.	Patriot Mining Company, Inc.
22.	Catenary Coal Holdings, Inc.	58.	P.C. Holding, Inc.
23.	Catenary HoldCo, Inc.	59.	Powell Mountain Energy, LLC
24.	Coal-Mac, Inc.	60.	Prairie Coal Company, LLC
25.	CoalQuest Development LLC	61.	Prairie Holdings, Inc.
26.	Cumberland River Coal Company	62.	Saddleback Hills Coal Company
27.	Energy Development Co.	63.	Shelby Run Mining Company, LLC
28.	Hawthorne Coal Company, Inc.	64.	Simba Group, Inc.
29.	Hobet Holdco, Inc.	65.	Thunder Basin Coal Company, L.L.C.
30.	Hunter Ridge, Inc.	66.	Triton Coal Company, L.L.C.
31.	Hunter Ridge Coal Company	67.	Upshur Property, Inc.
32.	Hunter Ridge Holdings, Inc.	68.	Vindex Energy Corporation
33.	ICG, Inc.	69.	Western Energy Resources, Inc.
34.	ICG, LLC	70.	White Wolf Energy, Inc.
35.	ICG Beckley, LLC	71.	Wolf Run Mining Company
36.	ICG East Kentucky, LLC

Schedule 9.2(a)

Executory Contracts and Unexpired Leases to Be Assumed

See Notice of Filing of Second Amended Plan Schedules, filed September 12, 2016 [ECF No. 1314]

Schedule 9.2(b)

Executory Contracts and Unexpired Leases to Be Rejected

See Notice of Filing of Amended Plan Schedules, filed September 1, 2016 [ECF No. 1273]